Exhibit 10.25

BUILDING A LEASE

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LEASE

THIS LEASE, dated                                 , 1979, between BLUE JEANS EQUITIES WEST, a California general partnership, (Lessor), and LEVI STRAUSS & CO., a Delaware corporation, (Lessee),

W I T N E S S E T H:

ARTICLE 1

PREMISES

1.1    Lessor hereby leases to Lessee, and Lessee hereby hires from Lessor, subject to the terms, covenants, agreements and conditions hereinafter set forth, the Premises, as hereinafter defined, located in Building A, as hereinafter defined, to be constructed upon that certain real property located in the City and County of San Francisco, State of California, as more particularly described on Exhibit A attached hereto, and all appurtenances including the right to use in common with others the Exterior Common Areas (as hereinafter defined), to have and to hold unto the Lessee, its successors and permitted assigns for the term of this lease. The real property described on Exhibit A hereto is owned by Lessor subject only to the matters affecting title noted on Exhibit A-1 hereto.

ARTICLE 2

DEFINITIONS

2.1    As used herein, the following words shall have the following meanings:

2.1.1    The word “City” shall mean the City and County of San Francisco.

2.1.2    The words “Levi’s Plaza” shall mean the property described on Exhibit A-3 and shown on the plat attached as Exhibit A-2 hereto and “Park Land” shall mean that portion of Levi’s Plaza designated as Park Land on the attached plat.

2.1.3    The words “Levi’s Embarcadero Two Space” shall mean that space within Two Embarcadero Center included within the definition of “Premises” under (i) that certain lease dated March 23, 1972 between Embarcadero Center as lessor and Levi Strauss & Co. as lessee as amended by a letter agreement of March 23, 1972, Amendment No. 2 to Office Lease dated February 28, 1974, Amendment No. 3 to Office Lease dated April 21, 1975, and Amendment No. 4 to Office Lease dated July 1, 1977; (ii) that certain retail lease dated September 13, 1974 between Embarcadero Center Associates as lessor and Levi Strauss & Co. as lessee as amended by an addendum to retail lease dated September 13, 1974; and (iii) that certain undated letter agreement identified as REF.: 1100/22/1363 between Embarcadero Center and Levi Strauss & Co. relating to temporary occupancy of storage space A-3, A-Level in Two Embarcadero Center, as such leases and agreements may be further amended after the date hereof (“Levi’s Embarcadero Two Lease”).

2.1.4    The words “Building A” shall mean that certain building to contain approximately 332,128 square feet of Net Usable office space to be constructed at Sansome and Union streets as shown on Exhibit A-2 in accordance with the Approved Plans and Specifications as hereinafter defined.

2.1.5    The word “Premises” shall mean floors one through seven of Building A as such building and floors are shown on the Approved Plans and Specifications hereinafter defined and any other space leased to Lessee expressly under the terms of this lease.

2.1.6    The words “the Building” shall mean Building A.

2.1.7    The words “Net Usable Area” or “Net Usable Square Feet” shall mean:

(a)    as to the entire Building, 332,128 square feet being the aggregate of the Net Usable Area of all floors in the Building except storage and parking areas;

(b)    as to each floor, all areas within outside permanent Building walls, measured to the inside glass surface of outer Building walls, excluding public restrooms, elevator lobbies, janitor, building standard telephone and electrical closets, public stairs, elevator shafts, fire towers, flues, stacks, pipe shafts and vertical ducts, together with the enclosing walls thereof;

(c)    as of the date hereof the Net Usable Area computed in accordance with this paragraph of each floor in the Building as shown in the floor plans for the

Building dated May 30, 1979 and initialed by the parties is: lobby (first) floor, 49,839 square feet; second floor, 46,051 square feet; third floor, 48,524 square feet; fourth floor, 49,526 square feet; fifth floor, 49,102 square feet; sixth floor, 46,235 square feet; seventh floor, 42,851 square feet.

2.1.8    The words “Interior Common Area” shall mean public corridors and elevator lobbies providing access to tenant space, public restrooms, and public stairs and all other areas within the Building to which the public is or may be given access.

2.1.9    The words “Unavoidable Delays” shall mean delays caused by (i) strikes, boycotts or like obstructive action by employee or labor organizations, (ii) any general lockouts or other defensive action by employers, (iii) govern-mental action or restrictions, (iv) acts of God including extraordinary stormy or inclement weather or (v) enemy action, riot, civil disturbance or commotion, fire, earthquake, unavoidable casualty, (vi) inability to obtain materials or (vii) other causes beyond the control of the party seeking to excuse its delay on account of such cause.

2.1.10    The words “Occupancy Date” shall mean the date determined in accordance with paragraph 3.9(b) upon which the term hereof commences (whether or not Lessee has actually taken possession of the Premises).

2.1.11    The word “Affiliate” means, with respect to either party, any Person which controls or is controlled by such party or which is controlled by the same Person which controls such party and any Person which is a member with such party in the relationship of joint venture, partnership, trust or other form of business association concerning or which in any way affects the subject matter involved. “Person” shall mean and include, natural persons, corporations and associations. As used in this definition the term “control” or grammatical variations thereof means the ownership of stock having the right to exercise more than fifty percent (50%) of the total combined voting power of all classes of stock of the controlled corporation, issued and outstanding and entitled to vote for the election of directors, whether such ownership be direct ownership or indirect ownership through ownership of stock having the right to exercise more than fifty percent (50%) of the total combined voting power of all classes of stock of another corporation.

2.1.12    The words “Levi’s Embarcadero Center Obligations” shall mean any sum of money which Levi Strauss & Co. may become obligated to pay with respect to periods after the Occupancy Date hereunder under Levi’s Embarcadero Two Lease (as defined in 2.1.3) including, without limitation, rent, any and all monetary obligations to Landlord, expenses of compliance with Tenants’ non-monetary obligations, expenses of reletting, liabilities to third parties as tenant or sublessor of Levi’s Embarcadero Two Space (other than as a result of Lessee’s sole negligence), prorated personal property taxes billed 100% to lessee under Article 17 of said lease on lease-hold improvements not removed by Lessee and any other govern-mental charges or impositions (likewise prorated), but excluding any amounts due or payable by Levi Strauss & Co. with respect to any floor on which Levi Strauss & Co. occupies any space under Levi’s Embarcadero Two Lease.

2.1.13    The words “Construction, Operation and Leasing Agreement” shall mean that certain agreement of even date herewith between Lessor and Lessee governing the construction, operation and leasing of Levi’s Plaza. Such Agreement is incorporated herein by reference and Lessor and Lessee acknowledge that this lease and that agreement are supported by the same consideration.

2.1.14    The words “Exterior Common Areas” shall mean those portions of Levi’s Plaza including the Park Land owned or controlled by Lessor and held for the common use and benefit of the public and all tenants and owners within Levi’s Plaza and Seawall Lots 319 and 320 commencing on the date Lessor acquires ownership or control of said Lots and holds said Lots for the common use and benefit of the public and all tenants and owners within Levi’s Plaza, all as designated and delineated on the plat attached hereto as Exhibit A-2 if and so long as such areas are privately owned or controlled and held for such mutual benefit but excluding any portion thereof devoted to commercial or other revenue producing purposes.

2.1.15    The words “Lessee’s Leasehold Improvements” shall mean and include those physical additions to the Building shown on the plans prepared by Lessee Pursuant to paragraph 3.1(c) (i), (ii) (iii) & (iv) and changes made pursuant to paragraph 3.5 of this lease, which additions and changes are, under the terms hereof, to be paid for by Lessee, together with such alterations and additions of like kind constructed and paid for by Lessee pursuant to paragraph 8.1. The words “Lessee’s Furniture and Fixtures” shall mean all other personal property and improvements placed or installed in the Premises by Lessee including furniture, furnishings, carpets, drapes, removable cabinets, light fixtures, communication and telephone equipment and other equipment and facilities and which are not included within the term Lessee’s Leasehold Improvements. The words “Lessee’s Property” shall mean and include all of Lessee’s Leasehold Improvements and Lessee’s Furniture and Fixtures.

2.1.16    The words “working days” or “business days” shall mean all calendar days except Saturdays, Sundays and all other days defined as full holidays by Section 6700, et seq. of the Government Code, as the same may be amended from time to time, or if such section is repealed, by any comparable state and/or federal law. The time in which any act provided herein is to be done is computed by excluding the first day and including the last. Unless a time period is to be measured by working days or business days, such period shall be measured by calendar days except where the last day of such period falls on a non-working day, in which event the time period shall run to the next working day.

ARTICLE 3

CONSTRUCTION OF BUILDING A

3.1    Preparation and Approval of Plans and Specifications.

(a)    Lessor has prepared and submitted to Lessee for its approval design development drawings for Building A, which design development drawings are dated September 1, 1978 and have been initialed by Lessor and Lessee. Lessee has approved such design development drawings subject to certain qualifications and conditions as marked thereon in writing by Howard Friedman and subject further to review of final working drawings, plans and specifications as herein set forth.

(b)    Lessor has prepared and submitted to Lessee for its approval working drawings, plans and specifications in final form for the construction of the shell of Building A, which working drawings, plans and specifications are dated May 30, 1979 and have been approved by Lessee and initialed by Lessor and Lessee.

(c)    Lessee shall furnish Lessor the following complete descriptive information, space plans or plans and specifications, as the case may be, for leasehold improvements and other work to be accomplished by Lessor in accordance with Lessee’s direction, by the dates listed below:

(i)    On or before July 30, 1979 drawings showing all imbedded items (i.e., conduits, additional pipes, miscellaneous iron items), location of vaults and all necessary detail of any vaults to be located in the basement of the Building; designation of the storage rooms to be utilized by Lessee, and any other details that will affect the construction of the basement and first floor areas of the Building.

(ii)    On or before September 17, 1979 all leasehold improvements which affect the basic structure of the Building, bearing walls and floors including special mechanical requirements relating thereto.

(iii)    On or before October 15, 1979 final space plans showing all leasehold improvements which affect the interior structure including interior partitions, doors, built-in cabinet work, electrical, plumbing and mechanical fixtures.

(iv)    On or before June 16, 1980 working drawings and specifications showing leasehold improvements which relate to interior finishes, including paints, wall coverings, floor coverings, drapes.

3.2    Approval of Plans.

(a)    Lessee shall have the right to approve or disapprove all plans and specifications prepared for the construction of Building A, including without limitation the final working drawings, plans and specifications, any material modifications thereof or supplements thereto, and any shop drawings for material components of the structure, mechanical facilities and equipment. The final working drawings, plans and specifications prepared by Lessor shall be in substantial conformance with the design development drawings approved by Lessee. Lessee may not unreasonably withhold its approval of any plans, drawings or specifications submitted to it in accordance with the foregoing.

(b)    Wherever Lessee’s approval or consent to any plans or specifications, changes to plans or specifications, shop drawings or other matters requiring Lessee’s approval hereunder is requested by Lessor, Lessee shall react to such request by either an approval or disapproval (specifying the basis for disapproval) within the shortest reasonable time but in no event longer than ten (10) working days after receipt by Lessee of such request which shall contain sufficient information to enable Lessee to make a decision. Failure of Lessee to approve, disapprove or otherwise respond in writing within such period shall be deemed an approval.

(c)    Any approval herein by Lessee of plans and specifications prepared by Lessor shall be non-technical approval of materials and equipment and design, and shall not be deemed to mean approval of structural capacity, adequacy of the design or other technical matters, and shall in no way create any liability to Lessor, Lessor’s contractors or employees or any third parties for any defect in design or materials and shall in no way relieve Lessor of its responsibility for proper and adequate design and construction of the Building or other improvements.

(d)    As soon as Lessor and Lessee have approved the final working drawings, plans and specifications for Building A, both the Lessee and Lessor will affix their signatures to the plans and specifications, and thereupon such plans and specifications shall be deemed incorporated herein, and such plans and specifications shall thereafter be referred to herein as the “Approved Plans and Specifications.” The same procedure shall be followed for the approval of Lessee’s plans and specifications for Lessee’s Leasehold Improvements to be installed and constructed by Lessor’s contractor, and when such plans and specifications shall have been approved by Lessor and Lessee and signed or initialed by them, such plans and specifications shall be included within the term “Approved Plans and Specifications.”

3.3    Commencement of Construction.

(a)    Lessor shall commence construction of Building A in accordance with the then Approved Plans and Specifications within 30 days following the issuance of a Foundation Permit by the City, and shall, subject to Unavoidable Delays, diligently prosecute the same to completion.

(b)    The Building shall be constructed and completed by Lessor in a good and workmanlike manner in accordance with the Approved Plans and Specifications and all applicable laws, ordinances, rules and regulations.

(c)    Lessor’s construction manager shall be responsible for the supervision of all details of the construction of the Building in accordance with Approved Plans and Specifications. Lessor’s construction manager shall submit to Lessee’s architect periodic progress reports as to the stage of completion of the Building. Such reports may be in the same form as those submitted to Lessor. Lessor’s construction manager shall also give to Lessee’s architect full and complete information concerning the course of construction. The purpose of this provision is not to provide for formal, periodic reports especially prepared for the Lessee, but to indicate that the parties agree that the Lessee’s architect shall be given full and open access to such information as he deems necessary, proper or desirable to the protection of Lessee’s interest in the construction of the Building and the installation of Lessee’s Leasehold Improvements. Lessee’s architect and other authorized agents, inspectors or contractors of Lessee shall be given access to the construction site for the purpose of reviewing and inspecting the construction of Lessee’s Leasehold Improvements. Lessee’s architect or other representative may report any problems, deficiencies, unauthorized changes, and the like to Lessor’s construction manager who shall cause the contractor to correct such matters to the reasonable satisfaction of Lessee’s architect. All change orders, extra work orders, field directions, consents, approvals, waivers and all other matters affecting the Lessee’s Leasehold Improvements shall require the prior written approval of Lessee’s architect, which approval shall not be unreasonably withheld; provided, however, without Lessor’s consent, Lessee’s architect shall not deal directly with any contractor or subcontractor but shall work only through Lessor’s construction manager, or other designated representative of the Lessor. No person other than Lessee’s architect, Howard Friedman, or an officer or agent of Lessee, having Lessee’s written authority to act, shall have the power or authority to bind Lessee on any matter relating to the construction of the Building or the Lessee’s Leasehold Improvements. Any person other than Howard Friedman claiming to have authority to act on behalf of Lessee must give written evidence of his authority to so act, and until such written authority is submitted to Lessor, Lessor shall not act pursuant to the directions of such person.

(d)    Lessor shall be responsible to Lessee for the construction of Lessee’s Leasehold Improvements and for workmanship and materials performed and used therein. Provided, however, Lessor’s contractual obligations to Lessee hereunder shall be no broader than the contractual obligation of Lessor’s general contractor given to Lessor in connection with the construction of the Building and Lessee’s Leasehold Improvements. Furthermore, after the expiration of Lessor’s warranty herein, Lessor shall assign and deliver to Lessee all manufacturer’s warranties covering facilities and equipment included as a part of the Lessee’s Leasehold Improvements. Nothing herein contained Shall constitute Lessor the agent of Lessee nor create any privity of contract between Lessee and Lessor’s contractors, laborers or materialmen, except to the extent that such privity is created by assignment of manufacturers’ or dealers’ warranties covering equipment and facilities. Lessee shall cooperate with Lessor by promptly delivering to Lessor its punch list of items to be corrected and defects in workmanship or materials, in order that Lessor may promptly cause its contractor to cure Such deficiencies.

3.4    Cost of Work. The entire cost of constructing the Building and other improvements shall be paid by Lessor except to the extent that Lessee is obligated hereunder. Lessee shall be responsible for and pay the cost of the Lessee’s Leasehold Improvements including changes therein made pursuant to paragraph 3.5, other than the cost of items of work that are to be paid for by Lessor in accordance with the Standard Work Letter attached hereto and marked Exhibit B. The Standard Work getter which is attached hereto as Exhibit B is hereby incorporated herein and shall become a part of the lease, and further defines the obligations of Lessor and Lessee with respect to the construction of Building A and the obligations of Lessor and Lessee with respect to Lessee’s Leasehold Improvements.

Immediately upon receipt of the plans and specifications covering various elements of the Lessee’s Leasehold Improvements, Lessor shall prepare a detailed breakdown of costs showing the cost of major items of work required to complete such improvements and designating the sums to be paid by

Lessor under the terms of the Standard Work Letter, and the amounts to be paid by the Lessee for the balance of the work. Such costs may include reimbursement of Lessor for identifiable direct costs incurred by Lessor in administering the construction of Lessee’s Leasehold Improvements (without indirect costs or profit to Lessor). For this purpose “direct costs” shall include the salaries of Lessor’s personnel employed in Lessor’s field office such as the construction manager while administering the construction of leasehold improvements (together with employee benefits and taxes attributable to such salaries), but shall not include salaries of personnel employed in the home office of Lessor. This breakdown of costs shall be approved by Lessor and Lessee in writing prior to the commencement of construction of such leasehold improvements.

3.5    Changes. Lessor shall not make any material changes in the Approved Plans and Specifications or substitute any materials for those specified without securing the prior written approval of Lessee, which approval shall not be unreasonably withheld. From time to time Lessee may make changes in the Approved Plans and Specifications for the Lessee’s Leasehold Improvements prior to final completion and request that Lessor implement such changes. If Lessee requests a change, Lessor shall notify Lessee in writing of the cost thereof or the saving, as the case may be (as quoted by Lessor’s contractor), and the period this change will delay completion of the work, if any, before executing the change. Lessee shall approve or disapprove the adjustment to the cost and the period of delay, if any, within five (5) working days of the receipt by Lessee of the computations thereof from Lessor. Upon approval by Lessee, Lessor shall cause such changes to be made.

3.6    Payment for Leasehold Improvements. Lessee shall reimburse Lessor monthly for the cost of the Lessee’s Leasehold Improvements that have been completed in the prior month which are, under paragraph 3.4 hereof, to be paid for by Lessee. Such bills shall reflect any retention pending final completion and shall be supported by such detail (invoices, materials bills, and the like) as may reasonably be required by Lessee. All bills submitted by Lessor on or before the 25th day of each month will be payable not later than the 10th day of the following month. No such payments by Lessee shall for any purpose be considered payments to Lessor in lieu of rent.

3.7    Completion.

(a)    For the purposes hereof, completion of the Work of Improvement as defined below shall mean: (i) substantial completion of The Building other than the completion of Lessee’s Leasehold Improvements in accordance with the Approved Plans and Specifications and the Standard Work Letter including the substantial completion of all interior and exterior construction, painting and cleaning, the removal of all debris, the substantial completion of all construction of sidewalks, walkways, passage ways, corridors and other means of ingress and egress to the Premises; (ii) the substantial completion of all of Lessee’s Leasehold Improvements in accordance with Approved Plans and Specifications except that portion of Lessee’s Leasehold Improvements which cannot be completed because of Lessee’s changes or failure of Lessee to submit plans as required hereunder; (iii) the substantial completion of all Exterior Common Areas within Blocks A, B & D all to the end that Lessee can occupy the Premises and enjoy the Exterior Common Areas and commence normal business without interruption or undue interference by Lessor’s contractors or employees; (iv) the issuance by the City of a Certificate of Occupancy (temporary) for the entire Building; and (v) the completion and leasing of at least 12,500 square feet of commercial space within Levi’s Plaza in accordance with paragraph 3.7(c)(iii) hereof and paragraph 4.2 of the Construction, Operation and Leasing Agreement.

(b)    For the purpose of this paragraph 3.7, paragraph 3.8 and paragraph 3.9 the Exterior Common Areas (as referred to in (c) (ii) below) shall be deemed complete even though:

(i)    the planting and irrigation of the landscaping has not been finally completed due to weather conditions, or

(ii)    during the course of the construction of the Exterior Common Areas an unavoidable physical casualty damages such Exterior Common Areas and despite Lessor’s best efforts causes a delay in completion provided that (i) Lessee has approved in writing Lessor’s schedule for commencement and completion of such Exterior Common Areas and (ii) Lessor is otherwise conforming to such schedule.

Nothing herein contained shall relieve Lessor of the obligation to complete such Exterior Common Areas at the earliest possible time notwithstanding the commencement of the term of this lease.

(c)    The “Work of Improvement” shall mean: (i) the construction of the Building in accordance with the Approved Plans and Specifications and the Standard Work Letter; (ii) The construction of the Exterior Common Areas in Blocks A, B and D, in accordance with Approved Plans and Specifications therefor, as described in the Construction, Operation and Leasing Agreement; (iii) the construction of the shell of at least 12,500 square feet of commercial space within Levi’s Plaza in accordance with the Construction, Operation and Leasing Agreement, such that the space is ready for the installation of tenant’s improvements.

3.8    Time for Completion.

(a)    Lessor shall use its best efforts to complete the Work of Improvement on or before March 31, 1981, but if Lessor shall be unable to complete the Work of Improvement on or before said date this lease shall not be voidable; provided, however, that (x) if Lessor for any reason other than Unavoidable Delays shall not have completed the Work of Improvement on or before 25 months from the issuance of the Foundation Permit for the Building, or (y) if Lessor for any reason including Unavoidable Delays shall not have completed the Work of Improvement on or before 37 months from the issuance of the Foundation Permit for the Building, then in either such event Lessee, upon ten days’ written notice to Lessor given on or after the 25th month or 37th month, as the case may be, shall have the right to terminate this lease at no further cost and at no liability to Lessee. Should either of such time limits not be met and Lessee thereby has the right to terminate, Lessor may by notice in writing to Lessee, request that Lessee either extend the time limit(s) or terminate this lease. Lessee shall, within 20 days of such request either grant Lessor an extension to a date certain or terminate this lease.

(b)    Notwithstanding the foregoing, Lessee shall have no right to terminate this lease nor shall the Occupancy Date be extended by reason of Lessor’s failure to complete within the time limits herein specified, to the extent that Lessor’s failure is directly attributable to: (i) a delay in

Lessee’s obligation to submit plans and specifications for Lessee’s work in accordance with the schedule set forth in 3.1(c), (ii) agreed periods of delay occasioned by Lessee’s changes in Approved Plans & Specifications pursuant to 3.5, or (iii) interference with Lessor’s contractors by Lessee’s contractors or employees installing Lessee’s Furniture and Fixtures. In the event of a delay in the performance of Lessor’s obligation which is directly attributable to Lessee’s failure to perform or Lessee’s change orders or interference with Lessor’s contractors as hereinabove set forth the time limits for completion shall be extended for the period of such delay or changes by Lessee and the Occupancy Date shall be accelerated by the period of Lessee’s delay or changes. However, the time period following Lessor’s notice of tender of possession under 3.9(b) shall be extended for that period of time directly attributable to the delay in Lessor’s submission of plans and specifications necessary to the planning and preparation of Lessee’s Leasehold Improvements, or the interference by Lessor or its contractors with Lessee’s installation of Lessee’s Furniture and Fixtures.

3.9    Notices. Lessor shall give Lessee the following notices:

(a)    Lessor shall give Lessee a notice of the estimated date of completion of the Work of Improvement not less than six months prior to such estimated completion date nor more than nine months prior to such estimated date.

(b)    Lessor shall notify Lessee of the date upon which the Work of Improvement was completed or will be completed as defined in paragraph 3.7 above (subject to extensions under 3.8) and accordingly the date upon which possession is or will be tendered to Lessee (which tender date may not be prior to the estimated completion date specified pursuant to subparagraph (a) above). The Occupancy Date and the commencement of the term hereof shall be the date upon which Lessee takes possession of the Premises and commences doing business therein or 15 working days following the date of such notice of tender of possession under this subparagraph 3.9(b), whichever first occurs. Subject only to the provisions of paragraph 3.8(b) hereof relating to delays occasioned by Lessee, the Occupancy Date shall not occur prior to completion of the Work of Improvement as defined in paragraph 3.7(a) hereof.

(c)    Lessee shall not be obligated to take possession, nor shall the Occupancy Date occur (without Lessee’s written consent) prior to March 31, 1981 unless the Occupancy Date under the Building B Lease (as defined in the Construction, Operation and Leasing Agreement) has likewise occurred by such earlier date.

ARTICLE 4

ORIGINAL TERM

4.1    Original Term. The original term of this Lease shall commence upon the Occupancy Date and shall continue for 20 years thereafter plus, if the Occupancy Date is not the first day of a calendar month, an additional period equal to the number of days from the Occupancy Date to the end of the calendar month in which the original term commences.

4.2    Memorandum of Term. Lessor and Lessee shall execute within 30 days after the Occupancy Date a memorandum of the actual commencement date of the original term hereof and based thereon the computed expiration date of the original term.

4.3    Entry for Lessee’s Work. Lessor shall permit Lessee and its agents to enter the Premises during the course of construction and prior to the Occupancy Date in order that the Lessee may install, through its own contractors, Lessee’s Furniture and Fixtures while Lessor’s contractors are working in the Premises. Lessor shall cooperate with Lessee’s efforts to install Lessee’s Furniture and Fixtures prior to the Occupancy Date to the extent reasonably practicable. Lessee shall use its best efforts to assure that Lessee’s contractors, workmen and mechanics shall work in harmony with and not interfere with the laborers employed by Lessor or Lessor’s mechanics or contractors. Lessor and Lessee shall each be responsible and liable for the acts, defaults and neglects of their agents, contractors, laborers and materialmen, and each shall hold the other harmless and defend the other from and against any liability, cost or expense incurred by the other and occasioned by the act, default or neglect of such con-tractors, laborers, mechanics and materialmen.

4.4    Early Possession. In the event Lessee shall, with Lessor’s consent, occupy any portion of the Premises prior to completion of the entire Premises and prior to the Occupancy Date, such occupancy shall be at the per square foot rental and subject to all of the provisions of this lease, except to the extent that Lessor and Lessee shall agree upon a reduced rental in consideration of the fact that the Premises are not fully complete. (Unless otherwise agreed, should Lessee take possession of any portion of a floor in the Building, the rent shall be calculated as if Lessee were occupying the entire floor.) Such early possession shall not advance the commencement date or the termination date of this lease. Furthermore, such early possession shall not operate to diminish or affect any right of Lessee to require completion and availability of the entire Premises or diminish or affect any right of Lessee, to the extent provided by the express terms of this lease, to cancel this lease (including the prior occupancy) because of incompletion or unavailability of the entire Premises. Except as otherwise provided in this paragraph or as required by the nature of the prior occupancy, such prior occupancy shall be deemed to be under all of the terms, covenants, conditions and provisions of this lease.

ARTICLE 5

RENT

The rent reserved and payable pursuant to this lease shall be computed in accordance with this Article 5 including without limitation any rental reduction under the provisions of paragraph 5.9 below.

5.1    Base Rent Prior to 1994. The Base Rent for the Premises from the commencement of the term through March 31, 1994 shall be computed as follows:

(a)    The sum of $13.28 per Net Usable Square Foot per year; plus

(b)    $.77 per Net Usable Square Foot per year (if at any time The Parkland is dedicated to The City and The City accepts such dedication, this amount shall be excluded from the computation); plus

(c)    An adjustment to such Base Rent of $14.05 ($13.28 + $.77) to reflect increases or decreases in Direct Expenses as defined in and pursuant to the terms of Levi’s Embarcadero Two Lease since January 1, 1977 which shall be computed in accordance with the following:

(i)    The Direct Expenses (excluding taxes) for the office space only (such Direct Expenses, excluding taxes shall be referred to as “E-2 Operating Expenses”) as of December 31, 1976 under Levi’s Embarcadero Two Lease were $1,893,583 (“E-2 Operating Expense Base – 1976”).

(ii)    The real estate and personal property tax (excluding property taxes ‘billed 100% to Lessee on leasehold improvements) element of Direct Expense at Embarcadero Two (“E-2 Tax Expense”) for the purpose of this computation shall be the amount of those assessed against Embarcadero Two and included in Direct Expenses under Levi’s Embarcadero Two Lease for the year ending December 31, 1979 (“E-2 Tax Expense Base – 1979”).

(iii)    The Usable Square Foot Conversion Factor is 1.16583 computed by dividing the rentable square feet in Levi’s Embarcadero Two Space by the usable square feet in Levi’s Embarcadero Two Space.

(iv)    The computation of a provisional adjustment of the Base Rent shall be accomplished as follows:

(aa)    Determine the sum of:

(x)    the difference between the E-2 Operating Expenses as of 12/31 of the year preceding the Occupancy Date and the E-2 Operating Expense Base – 1976,

(y)    the difference between the E-2 Tax Expense as of 12/31 of the year preceding the Occupancy Date and the E-2 Tax Expense Base 1979;

(bb)    Multiply the sum determined under (aa) above by Levi’s Percentage Share of Direct Expenses under Levi’s Embarcadero Two Lease as of 12/31 of the year preceding the Occupancy Date.

(cc)    Divide the result obtained under (bb) above by the number of rentable square feet used by Embarcadero Two in (bb) above to compute Levi’s Percentage Share of Direct Expenses.

(dd)    Multiply the quotient obtained under (cc) above by the Usable Square-Feet conversion Factor and add to or subtract from the result obtained the Base Rent of $14.05.

(v)    The provisional Base Rent will be paid commencing with the Occupancy Date. However, if the Occupancy Date occurs prior to the time when Embarcadero Two Direct Expenses for the period ending 12/31 of the year prior to the Occupancy Date are known (i.e.: during. the first quarter of 1981), the figures for the year earlier shall be used until the Embarcadero Two figures are submitted, at which point a retroactive adjustment in the provisional Base Rent shall be made. As soon as the necessary information is available a retroactive adjustment in the Base Rent shall likewise be made for the period between the Occupancy Date and the end of the calendar year in which the Occupancy Date occurs, based upon the increases or decreases in Direct Expenses for the calendar year in which the Occupancy Date occurs and such rate shall be paid through the date upon which the rate is further adjusted pursuant to subparagraph (vi) below.

(vi)    As soon as the necessary information is available the provisional Base Rent shall be finally adjusted using the same computation as expressed in (iv) above but carrying the Direct Expense computation through 12/31 of the Base Year under this lease. Such rate shall be retroactive to January 1 of the Base Year hereunder and shall be the Base Rent thereafter. The Base Year under this lease shall be the first full calendar year (commencing January 1 and ending December 31) after the Occupancy Date.

(vii)    For the purpose of the foregoing computation, any increase in the taxes imposed on Embarcadero Two after the fiscal year end 1979 by reason of any act, occurrence or event which occasions a reappraisal under Section 2(a) of Article XIIIA of the California Constitution and laws and regulations thereunder shall be disregarded and such taxes shall be computed as if no such act, occurrence or event had taken place.

(viii)    An example of the computations contemplated by this paragraph 5.1(c) is set forth in an Exhibit C hereto.

5.2    Base Rent After 1994. As of April 1, 1994 (the “adjustment date”), the Base Rent shall be computed as follows:

(a)    For the purposes of this paragraph, the following definitions shall apply:

(i)    The words “Market Rate” shall mean the average fair market rental for office space in Embarcadero Center Buildings One, Two, Three and Four as of the adjustment date hereunder. In determining such fair market rental the parties (or the arbitrator if arbitration becomes necessary) shall exclude from consideration (x) rents chargeable to tenants who lease less than two full floors in a building (or a number of square feet equivalent to two full floors) (y) any special allowances made or premiums paid for leasehold improvements. The Market Rate shall be calculated per Net Usable Square Foot for full service leases without escalation (except for taxes and operating expenses) more often than every ten years. If any lease in Embarcadero Center Buldings One, Two, Three or Four is written on a basis different from the foregoing, such lease shall be disregarded or an appropriate adjustment of the rental charged there-under shall be made for purposes of calculating the Market Rate. Lessor and Lessee shall, not less than six months nor more than nine months prior to the adjustment date, meet and confer for the purpose of attempting to make an agreement as to such Market Rate (each employing such experts as it shall deem necessary). Further, Lessor and Lessee shall each give the other full access to information concerning rents and leases at Embarcadero Center that it has. If within 30 days prior to the adjustment date the parties are unable to agree, either Lessor or Lessee may submit the issue to arbitration. The submission shall be accomplished by notice in writing to the other which notice shall name the arbitrator selected by the party demanding arbitration. Within 20 working days thereafter the other party shall select its arbitrator and notify the other party in writing of its choice. Thereupon the two arbitrators so selected shall within 20 working days select a third arbitrator (unless within such 20 day period the two arbitrators have agreed upon the Market Rate in accordance with the foregoing criteria). The third arbitrator shall act as an umpire between the arbitrators selected by Lessor and Lessee. If the two arbitrators selected by the parties have agreed upon the Market Rate prior to the selection of the third arbitrator their decision shall be final and binding. Following the appointment of the third arbitrator his decision, made in concert with one or both of the other arbitrators, or individually, if unable to agree with either of them, shall be final and binding. The determination of the Market Rate shall be signed by Lessor and Lessee and shall be final and binding. The entire cost of the arbitration shall be borne equally by Lessor and Lessee.

(ii)    The words “Adjusted Market Rate” shall mean 95% of the Market Rate.

(b)    As of the adjustment date, the Base Rent hereunder shall be adjusted as follows:

(i)    If the Adjusted Market Rate is less than the Adjusted Base Rent (as defined in Section 5.4) as of January 1, after giving effect to the adjustment due for the next preceding Tax Year and Lease Year for Operating Expenses and any limitation pursuant to paragraph 5.4.12(h) then the Adjusted Market Rate shall be the Base Rent thereafter whether the Market Rate is greater or less than the Adjusted Base Rent.

(ii)    If the Adjusted Market Rate is in excess of the Adjusted Base Rent then being paid (as adjusted pursuant to (i) above), such Adjusted Base Rent will be increased by: (x) an amount equal to 15% of such Adjusted Base Rent (but not in excess of the Market Rate) + (y) 50% of the amount by which the Market Rate exceeds 115% of such Adjusted Base Rent. As so increased, the Adjusted Base Rent shall be the Base Rent thereafter.

(c)    Examples: the following are examples of the above computations.

(i)    If the Adjusted Base Rent then being paid is $20.00 per square foot after giving effect to the adjustment due for the next preceding Tax Year and Lease Year for Operating Expenses and any limitation pursuant to paragraph 5.4.12(h) and the Adjusted Market Rate is $15.00 per square foot, the new Base Rent will be $15.00 per square foot because the Adjusted Market Rate is less than the Adjusted Base Rent.

(ii)    If the Adjusted Base Rent then being paid is $20.00 per square foot, the Market Rate is $21.00 per square foot, but the Adjusted Market Rate is $19.95 per square foot, the new Base Rent will be $19.95 per square foot because even though the Market Rate is greater than the Adjusted Base Rent, the Adjusted Market Rate is less than the Adjusted Base Rent.

(iii)    If the Adjusted Base Rent then being paid is $20.00 per square foot and the Market Rate is $25.00 per square foot, the new Base Rent would be $24.00 per square foot ($20 x 115% = $23 plus 50% x [$25 minus $23] = $24).

5.3    Payment. Lessee agrees to pay, without deduction or offset, the applicable rent payable hereunder for the Premises to Lessor in advance in equal monthly installments on or before the first day of the first full calendar month of the original term hereof and on or before the first day of each and every successive calendar month thereafter during the original term hereof or any extension thereof. In the event the original term of this lease commences on a day other than the first day of a calendar month, then the installment of Base Rent for such first fractional month shall be proportionately reduced and paid on or prior to the Occupancy Date. Rent shall be paid to Lessor in lawful money of the United States of America at 411 Borel Avenue, Suite 600, San Mateo, California, 94402, or to such other person or at such other place as Lessor may from time to time designate in writing.

5.4    Annual Adjustment. The Base Rent payable hereunder shall be adjusted throughout the original term of this lease and any extension thereof in accordance with the terms of this paragraph and the Base Rent with such adjustment shall be referred to in this Lease as the “Adjusted Base Rent.”

5.4.1    The words “Lessee’s Percentage” shall mean:

(a)    As to Taxes, 93.4%. (Based on Lessor’s total cost of the office space in relation to the total cost of the Building including storage and parking);

(b)    As to Operating Expenses, 100% which is the ratio of the aggregate of the Net Usable Area of the Premises to the Net Usable Area of the Building (which Net Usable Area excludes storage and parking areas).

5.4.2    The word “Taxes” shall mean the real estate taxes, assessments and special assessments (other than water charges, sewer rents or parking taxes or gross receipts tax on parking revenue) imposed upon the Building and the land described on Exhibit A hereto by any governmental bodies or authorities including, by way of illustration and not by way of limitation, real and personal property taxes payable by Landlord or any tax (other than a tax related to net income or profits) levied wholly or partially in lieu of real or personal property taxes. The amount of Taxes attributable to any of the Lessee’s Property payment for which is due from Lessee pursuant to Article 15 or from any other tenant for such tenant’s improvements or personal property shall not be included in determining Taxes. Taxes shall also include 40.81% of Taxes levied and assessed on the Exterior Common Areas. Such percentage represents Building A’s allocable share of such Exterior Common Areas.

5.4.3    The words “Tax Year” shall mean the calendar year commencing January 1, of each year in which occurs any part of the term of this lease following a Base Tax Year.

5.4.4    The words “Base Tax Year” shall mean the first full calendar year following the Occupancy Date of this lease, provided, because of the adjustment in 1994 the Base Tax Year after such adjustment shall mean the period of 12 months commencing January 1, 1993 and provided further, following any further adjustment of the Base Rent on a renewal of this lease or otherwise wherein the rent is adjusted pursuant to the procedure set forth in 5.2, the Base Tax Year shall be the calendar year preceding the calendar year in which such adjustment occurs.

5.4.5    For each Tax Year, beginning with the Tax Year following the Base Tax Year, the Base Rent specified herein shall be increased or decreased by an amount equal to Lessee’s Percentage of the increase or decrease, as the case may be, in Taxes over or under the Taxes due and payable with respect to the Base Tax Year. If during the Base Tax Year the assessed value of the land and Building shall be lower than it otherwise would be due to the fact that any part of the Building is not occupied or is not completed, said Taxes payable or paid shall be deemed to be the amount calculated as though such assessed valuation had not been so lower.

5.4.6    Within 120 days following the termination of each Tax Year (hereinafter referred to as the “preceding Tax Year”), Lessor shall deliver to Lessee a statement which shall show the Taxes payable during the Base Tax Year and shall show the Taxes for the preceding Tax Year together with a calculation of the Lessee’s Percentage of any difference. Within 30 days following the delivery of such statement, Lessee shall pay to Lessor as additional rent an amount equal to the rental adjustment so computed for the preceding Tax Year and for the current Tax Year to the date of said statement prorated on the basis of Taxes for the preceding Tax Year. Subsequent to the date of such statement Lessee shall pay with each monthly installment of annual base rental one-twelfth (1/12) of the adjustment for Taxes as submitted by Lessor and due from Lessee to Lessor for the preceding Tax Year. Any over payment or under payment by Lessee for any Tax Year shall be adjusted when Lessor furnishes Tenant with a comparative statement for such Tax Year. Such adjustment shall be made by payment within 30 days of the balance of any under payment for such year by Lessee to Lessor, or by prompt payment by Lessor to Lessee of the balance of any over payment for such Tax Year or, at Lessee’s election, by applying such over payment by Lessee as a credit to succeeding monthly installments of rent.

5.4.7    The words “Operating Expenses” shall mean all direct costs of administration, operation and maintenance of the office space (including Interior Common Areas but excluding parking and storage areas) within the Building, determined in accordance with generally accepted accounting principles consistently applied, and shall include the following by way of illustration but not limitation: insurance, the cost of labor, materials, and services for the operation and maintenance of the Building, including but not limited to, water and sewer charges, garbage and waste disposal, license, permit and inspection fees, heat, light, power and other utilities, air conditioning and ventilation, normal repairs, elevator and plumbing service, janitorial and cleaning service, maintenance contracts, watchmen, guards and personnel engaged in administration, operation and maintenance of the Building, together with payroll taxes and employee benefits applicable thereto, depreciation of office furniture and office equipment owned and used by Lessor in the operation of the Building, and supplies, materials and hand tools, all accrued and based on a calendar year type of operation, but excluding tenants’ alterations, painting of the premises of any lessee in the Building, depreciation on the Building and all equipment therein (other than such office furniture and office equipment), costs of a capital nature, finders fees, real estate agents’ commissions, interest, executive salaries, any amount separately paid or payable by Lessee under paragraphs 13.1 or 14.4 hereof or payments by any other tenant of a similar nature on account of such Operating Expenses. Such Operating Expenses shall also include 40.81% of the costs of operating, maintaining and repairing the Exterior Common Areas. Such percentage represents Building A’s allocable share of the Exterior Common Areas.

5.4.8    The words “Base Year for Operating Expenses” shall mean the first full calendar year commencing on January 1 following the Occupancy Date, and the words “Base Year Operating Expenses” shall mean the Operating Expenses, as herein defined, incurred in respect of the Base Year for Operating Expenses. Provided, because of the adjustment in 1994, the Base Year for Operating Expenses after such adjustment shall be the 12-month period commencing January 1, 1993 and provided further, following any further adjustment of the Base Rent on a renewal of this lease or otherwise wherein the rent is adjusted pursuant to the procedure set forth in paragraph 5.2, the Base Year for Operating Expenses shall be the calendar year preceding the calendar year in which such adjustment occurs.

5.4.9    The words “Lease Year for Operating Expenses” shall mean each 12-month period subsequent to a Base Year for Operating Expenses in which occurs any part of the term of this lease, and the words “Lease Year Operating Expenses” shall mean the Operating Expenses, as herein defined, incurred in respect of any Lease Year for Operating Expenses.

5.4.10    Annually, within 120 days after the expiration of each Lease Year for Operating Expenses, Lessor shall deliver to Lessee a comparative statement setting forth the Base Year Operating Expenses and the Lease Year Operating Expenses for the preceding Lease Year for Operating Expenses, together with a calculation of the Lessee’s percentage of any increase or decrease in the Operating Expenses over the Base Year for Operating Expenses. If such statement shows an increase in operating expenses over the Base Year for Operating Expenses, Lessee shall, within 30 days after receipt of such statement, pay to Lessor an amount equal to Lessee’s Percentage of such increase for the preceding Lease Year for Operating Expenses, and for the period of the current Lease Year for Operating Expenses to the date of said statement. As of the date of each such statement the monthly installments of annual rental due hereunder shall be increased (if there is an increase in Operating Expenses over the Base Year Operating Expenses) on account of Operating Expenses for the ensuing calendar months to the date of the next such statement by an amount equal to one-twelfth (1/12) of the amount payable to Lessor as additional rent for the preceding Lease Year for Operating Expenses pursuant to any such statement; provided, however, that if Lessor reasonably estimates that the cost of janitorial services and/or utilities provided to the Premises for the current Lease Year for Operating Expenses shall increase by more than 20% over the cost of providing the same for the preceding Lease Year for Operating Expenses, then Lessor may add one-twelfth (1/12) of such estimated increase to the monthly installments of rent for the ensuing calendar months to the date of the next such statement. Any overpayment or underpayment by Lessee for any Lease Year for Operating Expenses shall be adjusted when Lessor furnishes Lessee with a comparative statement for such Lease Year for Operating Expenses, such adjustment to be made by payment within 30 days of the balance of any underpayment for such year by Lessee to Lessor, or by the prompt payment by Lessor to Lessee of the balance of any overpayment for such Lease Year for Operating Expenses or, at Lessee’s election, by applying such overpayment by Lessee as a credit for succeeding monthly installments of rent.

5.4.11    Lessor agrees that during the term of this lease the Building shall be run as a first class office building and in a reasonable and prudent manner, and that during the Base Year for Operating Expenses all costs and expenses (including salaries and wages) includable in the Base Year Operating Expenses will be included at costs not less than the generally prevailing costs which would then be paid or incurred therefor by a reasonably prudent operator of a comparable first class office building (adjusted to at least 95% of occupancy) and that during each Lease Year for Operating Expenses all costs and expenses (including salaries and wages) includable in Lease Year Operating Expenses will be included at costs not in excess of those which would then be paid or incurred therefor by such operator.

5.4.12    Notwithstanding the foregoing, the aggregate escalation from December 31 of the Base Year hereunder through but not beyond March 31, 1994 shall be limited to the cumulative escalation payable for taxes and operating expenses per rentable square foot in Levi’s Embarcadero Two space from the Base Year hereunder through March 31, 1994 times the “gross square feet” (which is agreed to be 341,281 square feet) in Building A. Such limitation shall be computed as follows:

(a)    Determine the E-2 Operating Expenses (as defined in paragraph 5.1(c)(i)) as of December 31 of the Base Year under this lease (E-2 Operating Expense Base).

(b)    Determine the E-2 Tax Expense (as defined in paragraph 5.1(c)(ii)) as of December 31 of the Base Year under this lease (E-2 Tax Expense Base).

(c)    Determine the amount which would be payable each year and for the period January 1, 1994 through March 31, 1994 on Levi’s Embarcadero Two Space on account of escalation in E-2 Operating Expenses and E-2 Tax Expense above the E-2 Operating Expense and E-2 Tax Expense Base respectively as defined above. (Such amounts shall be calculated as if Lessee were occupying such space and shall be determined annually by multiplying such escalation by Levi’s Percentage Share of Direct Expenses). Determine the sum of escalation which would be payable for all years through March 31, 1994.

For the purposes of the foregoing computation the escalation experienced at Two Embarcadero Center for calendar year 1984 shall be included as escalation hereunder even though under the terms of that lease such escalation would be absorbed in a new Base Year and not charged to the lessee under that lease.

(d)    Divide the sum of the escalation determined under (c) above by the number of rentable square feet used to determine Lessee’s Percentage Share of Direct Expenses (see 5.1(c)(iv)(cc)).

(e)    Multiply the quotient derived in (d) above by the number of gross square feet, 341,281, in Building A. An example of the computation under this paragraph 5.4.12 is forth on Exhibit C-1.

(f)    The result obtained by the multiplication carried out in accordance with (e) above shall be the maximum amount chargeable by Lessor under this paragraph 5.4 for aggregate escalation in Taxes and Operating Expenses from December 31 of the Base Year under this lease through March 31, 1994; provided, however, if taxes at Embarcadero Two are increased after the Base Year hereunder by reason of an act, occurrence or event which occasions a reappraisal under Section 2(a) of Article XIII A of the California Constitution and the laws and regulations thereunder, the maximum allowable escalation for Taxes and Operating Expenses shall not be the sum of the results obtained by the multiplication under (e) above. In such event the maximum escalation for Taxes shall be the escalation in E-2 Tax Expense per rentable square feet at Embarcadero Two times the gross square feet in Building A, and the maximum escalation for Operating Expenses shall be the escalation in E-2 Operating Expenses per rentable square foot at Embarcadero Two times the number of gross square feet in Building A.

(g)    All escalation in Taxes and Operating Expenses shall be paid as charged in accordance with this lease; provided, however, any escalation charged and paid hereunder in excess of such limits shall be recovered as a credit against rent due commencing April 1, 1994 under this lease. Such credit shall be prorated equally over the rent due during the balance of the initial term.

(h)    For the sole purpose of determining the amount of “Adjusted Base Rent” under paragraph 5.2(b) the limitation shall be computed for the calendar year ending December 31, 1993 and the Adjusted Base Rent under 5.2(b) shall be reduced by the amount by which the Adjusted Base Rent then being charged exceeds such limitation.

(i)    If there is a significant change in the manner in which Direct Expenses are charged to the lessee under Levi’s Embarcadero Two Lease, Lessor and Lessee shall endeavor to adjust such difference in order to carry out the intent of this paragraph that escalation hereunder shall be no greater per gross square foot than that chargeable under Levi’s Embarcadero Two Lease.

5.4.13    The failure of Lessor to submit a statement required under paragraph 5.4.6 or 5.4.10 within the time limits therein specified shall not be deemed a waiver of its right to collect the additional rent. Lessor shall, however, following the expiration of such time limits submit a statement within 15 working days after a written request therefor by Lessee.

5.5    Proration. If, for any reason, this lease shall terminate on a day other than the last day of a calendar year, the rental adjustment payable by Lessee under paragraph 5.4 applicable to the calendar year in which such termination shall occur shall be prorated on the basis which the number of days from the commencement of said calendar year to and including such termination date bears to 365.

5.6    Accountant. The annual determination of Taxes and Operating Expenses and the Lessee’s Percentages Share thereof shall be made in accordance with generally accepted accounting principles and will be audited annually by such independent certified public accountant or accountants as may from time to time be designated by Lessor and approved in writing by Lessee (which approval shall not be unreasonably withheld) and a copy thereof made available to Lessee.

5.7    Parties’ Intent as to Adjustments. The language in paragraph 5.4 hereof providing for annual adjustments in rent contemplates that Operating Expenses in said Base Years will reflect normal administration, operation and maintenance of the Building. The parties further recognize, however, that such may not be the case, but that expenses may be distorted owing to various circumstances and conditions, including for example, increased maintenance expenses resulting from continued construction operations in parts of the Building and decreased maintenance expenses resulting from work accomplished under a contractor’s warranty, as, for example, the manufacturer’s maintenance warranty for the elevators. Accordingly, the parties agree that appropriate consideration be given to such factors in arriving at said adjustments so that said Base Year for Operating Expenses will reflect such normal administration, operation and maintenance. Consistent with the expression of intent set forth in this subparagraph 5.7, the parties agree that it may be appropriate to arrive at said adjustments initially on an estimated basis, which will be subject to subsequent revision as normal expenses of administration, operation and maintenance become known, and appropriate payments or credits made.

5.8    Competitive Bids. If in any year Lessee, within 45 days after Lessor shall furnish it with a statement under 5.4.10, shall so request in writing, Lessor agrees that it will not enter into any contract for furnishing during the next succeeding Lease Year for Operating Expenses, janitorial or window-washing services to the Building or supplies for the normal operation of the Building without first obtaining competitive bids therefor. In such event, Lessor agrees to award the con-tract in question to the lowest responsible bidder (in the reasonable judgment of Lessor), provided, however, that Lessor in its discretion may award such contract to a person other than such lowest responsible bidder if during the period covered by such contract Operating Expenses shall be computed as if the contract had been awarded to such lowest responsible bidder.

5.9    Reduction in Reserved Rental. The Adjusted Base Rent reserved pursuant to this Article 5, shall be reduced, dollar for dollar, by the amount of any of Levi’s Embarcadero Center Obligations paid by Lessee and any and all such payments by Lessee shall be considered as payments of rent hereunder for any and all purposes hereof. Any such payments that are made in excess of the Adjusted Base Rent then due shall be considered prepayments of future rent during the balance of the term hereof and for any period beyond the original term hereof Lessee may extend this lease for less than the minimum renewal term for the sole purpose of exhausting such prepaid rent credit notwithstanding the minimum renewal term specified in Article 6.

5.10    Reduction in Taxes. If in any year after any Base Tax Year there is a reduction in ad valorem real property taxes payable with respect to the Building (or any taxes owed in lieu of such taxes) below those payable in such Base Tax Year, the Base Rent computed as of such Base Tax Year shall be reduced by Lessee’s Percentage (as defined in 5.4.1(a)) of the actual dollar amount of such decrease.

ARTICLE 6

RENEWAL OPTIONS

6.1    Options. Lessee shall have options to extend the term of this lease as herein set forth provided such term may not extend beyond December 31, 2079. The first two options shall each be for additional ten year terms and subsequent options shall be for terms designated by Lessee of not less than 10 years nor more than fifteen years after the expiration of the preceding extended term, with rental adjustment as next hereinafter provided, but otherwise upon all the terms, covenants, agreements and conditions herein contained. Each option shall be exercisable upon written notice from Lessee to Lessor not less than 12 months prior to the expiration of the original or any extended term of this lease, as the case may be, and as to options exercised after the first two options, Lessee shall in such notice specify the length of the renewal term.

6.2    Rent.

(a)    During the first renewal period and until January 1, 2004 the rent reserved shall be the Base Rent as of the expiration of the initial term and the Base Years for Taxes and Operating Expenses shall remain 1993.

(b)    During the first renewal period the rent shall be adjusted as of January 1, 2004 in accordance with the formula and procedures set forth in paragraph 5.2 above (except that the adjustment date shall be January 1, 2004). The Base Years for Taxes and Operating Expenses shall be the calendar year beginning January 1, 2003.

(c)    During the second renewal period the rent reserved shall be the Base Rent as of the expiration of the first renewal term and the Base Years for Taxes and Operating Expenses shall remain 2003.

(d)    For subsequent renewal periods the rental reserved shall be calculated as of the beginning of the renewal term in accordance with the formula and procedures set forth in paragraph 5.2 above (except that the adjustment date shall be the first day of the renewal term) and the Base Years for Taxes and Operating Expenses shall be the Base Years ending during or at the expiration of the preceding term.

6.3    Limitations. Nothing in this lease contained shall be deemed to grant Lessee any right whatsoever, and Lessee shall have no right, to extend or renew the term of this lease for a period beyond the last day of the calendar year 2079.

ARTICLE 7

USE

7.1    Permitted Use. The Premises shall be used for general office purposes, employee services (including a cafeteria) and other similar purposes germane to Lessee’s business. Notwithstanding the foregoing, Lessee shall also have the right to use a portion of the Premises as a retail store for the sale of its goods and related goods, wares and merchandise, but that portion of the Premises so used shall, for all purposes hereof, be considered a part of the Net Usable Area notwithstanding the fact that such portion is used for other than office purposes. This right of commercial use shall be personal to Levi Strauss & Co., or its Affiliates, or any other assignee permitted by the provisions of paragraph 11.2, and may not be assigned or sublet to any other person, firm or corporation.

7.2    Limitations. Lessee shall not do or permit to be done in or about the Premises, nor bring or keep or permit to be brought or kept therein, anything which is prohibited by or will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated, or which is prohibited by the standard form of fire insurance policy or will in any way increase the existing rate of or affect any fire or other insurance upon the

Building or any of its contents, or cause a cancellation of any insurance policy covering the Building or any part thereof or any of its contents. Lessee shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants if any of the Building (provided such other tenant’s rights are not in conflict with Lessee’s rights, in which event it shall be Lessor’s obligation to promptly remove such conflict), or injure them, or use or allow the Premises to be used for any improper, immoral, or unlawful purpose, nor shall Lessee cause, maintain or permit any nuisance in, on or about the Premises or commit or suffer to be committed any waste in or upon the Premises.

ARTICLE 8

ALTERATIONS AND IMPROVEMENTS

8.1    Lessee’s Right. Lessee shall have the right at any time, and from time to time at Lessee’s sole cost and expense, to remodel, redecorate and make such alterations in and to the Premises as may, in the sole judgment of Lessee, be necessary or proper to the continued use of the Premises by Lessee, provided, however, that Lessee shall give Lessor written notice not less than 10 days in advance of any remodeling of or alterations to the Premises costing in the aggregate in excess of $45,000. Any remodeling or alterations costing more than $45,000 shall be made only by a contractor or person approved in writing by Lessor, which approval shall not be unreasonably withheld. Lessee shall not, however, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, make any alterations to the Premises which (a) affect the structure or the electrical, HVAC, or plumbing systems of the Building; (b) are visible from the exterior of the Building; or (c) lessen the fair market value of the Building. Lessee shall obtain all permits required by any governmental entity having jurisdiction prior to the commencement of any such work.

8.2    Removal. All alterations, additions, fixtures and improvements, whether temporary or permanent in character, made in or upon the Premises either by Lessee or Lessor, except Lessee’s Furniture and Fixtures, shall be Lessor’s property and, at the end of the original or extended term hereof, shall remain on the Premises without compensation to Lessee. However, during or at the expiration of the original or any extended term hereof, Lessee may, and upon termination of this lease if so requested in writing by Lessor shall, remove from the Premises any and all Lessee’s Furniture and Fixtures, installed at the expense of Lessee, provided, however, that Lessee shall repair all damage occasioned by the removal thereof. Any of Lessee’s Furniture and Fixtures not so removed shall, at the option of the Lessor, become the property of Lessor.

8.3    Liens. Lessee shall keep the Premises, the Building and the land upon which the Building is situated, free from any liens arising out of any work performed, materials furnished or obligations incurred by Lessee. Lessor shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Lessor may deem to be proper for the protection of Lessor, the Premises, the Building and said land from such liens.

ARTICLE 9

REPAIR

9.1    Lessee’s Obligation. Except as to latent defects as to which Lessor is responsible under paragraph 3.3(d) hereof and other matters which Lessee specifies in writing to Lessor prior to entry hereunder, by entry hereunder Lessee accepts the Premises as being in good and sanitary order, condition and repair. Lessee shall, at all times during the original and ex-tended term hereof and at Lessee’s sole cost and expense, keep Lessee’s Leasehold Improvements and every part thereof in good condition and make all repairs thereto and all repairs to the Premises caused by Lessee’s negligence. However, Lessee shall have no obligation as to casualties (other than under paragraph 21.2 hereof) or other repairs which are Lessor’s obligation. Subject to the provisions of Article 8 hereof, Lessee shall at the end of the original or extended term hereof surrender to Lessor the Premises and all alterations, additions and improvements thereto in the same condition as when received, ordinary wear and tear and damage by fire, earthquake, act of God or the elements excepted. Lessee hereby expressly waives all rights to make repairs at the expense of the landlord as provided for in Sections 1941 and 1942 of the Civil Code of the State of California, or any subsequent amendment thereof or any other statute or law which may hereafter be passed by the State of California during the term of this lease authorizing the tenant to make repairs at the expense of the landlord.

9.2    Lessor’s Obligation. Lessor shall, at its expense, keep the Premises and the Building in good order and repair, including without limitation the plumbing, hardware, wiring and other equipment, air conditioning, gas and electricity service, except the repairs which are the responsibility of Lessee under paragraph 9.1 above, or repairs made necessary by reason of the construction or installation of Lessee’s Property. Lessor has no obligation, and has made no promise, to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, except as specified herein; no representations respecting the condition of the Premises or the Building have been made by Lessor to Lessee, except as specifically herein set forth.

ARTICLE 10

ABANDONMENT

Lessee shall not abandon the Premises at any time during the original or any extended term hereof.

ARTICLE 11

ASSIGNMENT AND SUBLETTING

11.1    Lessee’s Right. Lessee may assign this lease or an interest herein and may also sublet the whole or a part of the Premises, provided the written consent of Lessor to any such assignment or subletting is first obtained by Lessee. If, during the original or any extended term hereof, Lessee requests the written consent of Lessor to any such assignment or subletting, Lessor’s consent thereto shall not unreasonably be withheld. A consent to one assignment or subletting shall not be deemed to be a consent to any subsequent assignment or subletting, and any such subsequent assignment or subletting without Lessor’s con-sent shall be void and shall, at Lessor’s option, terminate this lease. This lease shall not, nor shall any interest therein, be assignable as to the interest of Lessee by operation of law.

11.2    Subletting or Assignment to Affiliate. Lessee shall have the right to sublet the whole or any part of the Premises to an Affiliate without the consent of Lessor. Lessee shall have the right to assign this lease without the consent of Lessor to any corporation acquiring all of Lessee’s assets business in connection with a corporate reorganization, including a merger or consolidation to which Lessee is a party, or to any corporation purchasing all or substantially all Of the business and assets of Lessee, or to a corporation purchasing all or substantially all of the stock of Lessee, provided that in each such instance such successor corporation shall execute and deliver to Lessor an instrument in writing in form and substance satisfactory to Lessor assuming all of the obligations and liabilities imposed upon Lessee herein or arising hereunder and provided further that the successor shall have a net worth at least equal to the net worth of Lessee immediately prior to the merger, acquisition, etc.

11.3    Sharing of Profits on Subletting and Assignment. If Lessee sublets any portion of the Premises or assigns this lease (except as permitted in either case by paragraph 11.2), Lessor and Lessee shall share the net profits, if any, calculated as follows. “Net profits” on subleases shall be deter-mined annually on an aggregate basis for all subleases of the Premises (except those permitted by paragraph 11.2) in accordance with generally accepted accounting principles. Net profits on an assignment (except as permitted by paragraph 11.2) shall be determined in accordance with generally accepted accounting principles. Lessee shall pay Lessor 25% of the net profits so determined (i) on subletting, either monthly or annually at the option of Lessee, and (ii) on an assignment, as received by Lessee. If Lessee pays such share monthly, the amount thereof shall be subject to annual adjustment. Nothing herein contained shall abrogate the requirement of Lessor’s consent to an assignment of this lease or any interest therein or subletting of the whole or any part of the Premises as set forth in paragraph 11.1.

11.4    Sale by Lessor. In the event of a sale or other conveyance by Lessor of the Building, the same shall operate to release Lessor from any liability accruing after the date of such sale or conveyance upon any of the covenants or conditions, expressed or implied, herein contained in favor of Lessee, and in such event Lessee agrees to look solely to the responsibility of the successor in interest of Lessor as to any such obligations accruing after the date of such sale or conveyance and the acceptance of such conveyance shall constitute an assumption by the successor of all of Lessor’s obligations hereunder. Following such sale or conveyance Lessee agrees to attorn to any such successor in interest of Lessor.

ARTICLE 12

INDEMNIFICATION

12.1    Indemnity – Lessee. Lessee agrees that Lessor shall not at any time or to any extent whatsoever be liable, responsible, or in anywise accountable for any loss, injury, death or damage to persons or property which at any time may be suffered or sustained by Lessee or by any person whosoever may at any time be using or occupying or visiting the Premises or be in, on or about the same, whether such loss, injury, death or damage shall be caused by or in anywise result from or arise out of any act, omission, or negligence of Lessee or of any occupant, tenant, visitor or user of any portion of the Premises, or which shall result from or be caused by any other matter or thing whether of the same kind as or of a different kind than the matters or things above set forth, except those arising by reason of the negligence or willful act of Lessor, its agents, contractors or employees, and Lessee shall forever indemnify, defend, hold and save Lessor free and harmless of, from and against any and all claims, liability, loss or damage whatsoever on account of any such loss, injury, death or damage, except those arising by reason of the negligence or willful act of Lessor, its agents, contractors or employees (except to the extent that Lessor’s negligence is insured by the policies required to be carried by Lessee under paragraph 12.3 hereof).

12.2    Lessee’s Waiver. Lessee hereby waives all claims against Lessor for damages to the property of Lessee in, upon or about the Premises, and for injuries to persons or property in or about the Premises, from any cause arising at any time, except those arising by reason of the negligence or willful act of Lessor, its agents or employees.

12.3    Liability Insurance. Lessee shall at all times during the term hereof and at its own cost and expense procure and continue in force bodily injury liability and property damage liability insurance, which policies shall name Lessor as an additional insured. Such insurance shall be in an amount of a combined limit for bodily injury and property damage of not less than $2,000,000. The aforementioned minimum policy limits shall not, however, limit the liability of Lessee hereunder. True copies of such insurance policies or certificates of insurance showing the nature and extent of the coverage thereunder shall be furnished to Lessor and shall reflect Lessor as an additional insured. No such policy shall be cancelable or subject to reduction of coverage or to any other modification except after 15 days’ prior written notice to Lessor by the insurer.

12.4    Indemnity – Lessor. Lessor shall and does hereby indemnify Lessee and Lessor shall save Lessee free and harmless of, from and against any and all claims, liability, expense, loss or damage whatsoever on account of any such loss, injury, death or damage which may be caused by reason of the negligence or willful act of Lessor, its agents or employees (except to the extent that Lessor’s negligence is insured by the policy required to be carried by Lessee under paragraph 12.3 above).

ARTICLE 13

PROPERTY INSURANCE

13.1    Property Insurance. During the term of this lease Lessor agrees to take out property insurance to 90% of the full replacement value of the Building and Lessee’s Lease-hold Improvements. Such insurance shall cover all risks including fire and collapse (excluding flood and earthquake). Lessor shall not be obligated to take out any insurance upon Lessee’s Furniture and Fixtures. Lessee shall pay to Lessor that portion of the insurance premium reasonably allocable to the portion of Lessee’s Property insured by Lessor. The insurance payable by Lessor and reimbursed by Lessee covering any portion of Lessee’s Property shall not be included within the term Operating Expenses hereunder. The proceeds of any insurance held by Lessor on Lessee’s Property shall be paid to Lessee in the event of an insured casualty.

13.2    Subrogation Waiver. Each party hereby re-leases the other from any and all liability or responsibility to the other or anyone claiming through or under any of them by way of subrogation or otherwise for any loss or damage to property caused by an occurrence insured against by the releasor by a fire or extended coverage policy or supplementary con-tract, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; provided, however, this release shall be applicable and in force and effect only with respect to loss or damage occurring during such time as the releasor’s policy shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder. Each party shall request its insurance carrier to include in the respective policies such a clause or endorsement.

ARTICLE 14

SERVICES

14.1    Lessor’s Obligation – Common Areas. Lessor will maintain the Exterior Common Areas and the public and common areas of the Building, such as lobbies, stairs, corridors and rest rooms, in first class order and condition except for damage occasioned by the negligent or willful act of Lessee, which damage shall be repaired by Lessor at Lessee’s expense.

14.2    Lessor’s Obligation – Supplies and Services.

(a)    Lessor will furnish the Premises with (i) electricity for lighting and the operation of office machines, (ii) heating, ventilation and air conditioning reasonably required for the comfortable occupation of the Premises and (iii) elevator services. These services shall be provided for a period of 10 hours each working day and for five hours on Saturday mornings. Lessor will provide a security system as provided in the Construction, Operation and Leasing Agreement.

(b)    Lessor will provide (i) rest room supplies, (ii) cleaning equipment and supplies, (iii) replacement of light bulbs for building standard lights, (iv) filters for heating and air conditioning system and (v) supplies for garbage removal and garbage removal equipment.

(c)    Lessor will furnish the Premises with the janitorial services listed on Exhibit D hereto through a reputable outside contractor.

(d)    The expense of providing the services required by paragraphs 14.1, 14.2(a), (b) and (c) shall, subject to generally accepted accounting principles and the qualification of paragraph 5.4.7, be included in Operating Expenses.

14.3    Limitation on Lessor’s Liability. Lessor shall not be liable for any damages directly or indirectly resulting from, nor shall the rent herein reserved be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, or (ii) failure to furnish or delay in furnishing any such services when such failure or delay is caused by accident or any condition beyond the reasonable control of Lessor, or by the making of necessary repairs or improvements to the Premises or to the Building, or rationing or other governmental restriction on use of water or electricity, gas or any other form of energy or any other service or utility serving the Premises or the Building. The temporary failure to furnish any of such services shall not be construed as an eviction of Lessee or relieve Lessee from the duty of observing and performing any of the provisions of this lease.

14.4    Special Requirements of Lessee. If Lessee requests that Lessor provide special service outside of normal business hours Lessor shall provide such special services if reasonably available and the cost thereof shall be paid by Lessee to Lessor upon billing by Lessor. Whenever heat generating machines or equipment are used in the Premises by Lessee which affect the temperature otherwise maintained by the air conditioning system, Lessor shall have the right to install supplementary air conditioning units in the Premises, and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Lessee to Lessor upon billing by Lessor. If Lessee installs electrical equipment requiring power in excess of that required for normal office use in the Building, Lessee shall pay Lessor upon billing for the cost of such excess. Any such expenses paid by Lessee hereunder shall not be included in the term Operating Expenses.

14.5    Special Security – Other Tenants. To the extent, if any, that an increase in the security guards or services shall be made by Lessor by reason of the special requirements of a specific tenant or tenants (other than Lessee) in the Building, Operating Expenses shall not be increased to reflect the increase in cost of such increase in security guards or services.

ARTICLE 15

TAXES PAYABLE BY LESSEE

In addition to the monthly rent and other charges to be paid by Lessee hereunder, Lessee shall reimburse Lessor upon demand for any and all taxes payable by Lessor (other than net income taxes) whether or not now customary or within the contemplation of the parties hereto which are: (a) upon or measured by the monthly rent or other charges payable hereunder, including, without limitation, any gross income tax or excise tax levied by the City, the State of California, the Federal government or any other governmental body with respect to the receipt of such rental; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Lessee of the Premises or any portion thereof; (c) upon or measured by the cost or value of Lessee’s Property; (d) upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises. In the event that it shall not be lawful for Lessee to so reimburse Lessor, the monthly rent and other charges payable to Lessor under this Lease shall be revised to net Lessor the same net rent and other charges after imposition of any such tax upon Lessor as would have been payable to Lessor prior to the imposition of any such tax. None of the kinds of taxes described in this Article 15 imposed with respect to this lease or any other lease of the Building shall be included within the definition of Taxes in Article 5 of this Lease.

Lessor agrees that it will use its best efforts to have all of Lessee’s Leasehold Improvements separately assessed to Lessee by the Assessor of the City. If and to the extent that any portion of Lessee’s Leasehold Improvements are assessed to Lessor as a part of the Building, Lessee shall pay to Lessor any additional taxes actually payable by Lessor by reason of the fact that Lessee’s Leasehold Improvements are not separately assessed to Lessee. For the purpose of making this allocation the parties shall seek access to the Assessor’s field notes and any other information available to the parties which would be helpful in making such allocation.

ARTICLE 16

RULES AND REGULATIONS

Lessee shall faithfully observe and comply with the rules and regulations annexed to this Lease as Exhibit E and all reasonable modifications of and additions thereto from time to time put into effect by Lessor. The rules and regulations annexed to leases of space in Levi’s Plaza to tenants other than Lessee shall not materially differ from those annexed to this lease insofar as the same relate to Exterior Common Areas or to any acts that may be dangerous, offensive or objectionable to other tenants.

ARTICLE 17

HOLDING OVER

If, with Lessor’s written consent, Lessee holds possession of the Premises after expiration of the term or any extended term hereof, Lessee shall become a tenant from month to month upon the terms herein specified but at a monthly rent equivalent to the then prevailing monthly rent paid by Lessee at the expiration of the term or any extended term hereof pursuant to all of the provisions of this lease, payable in advance on or before the first day of each month, and Lessee shall give Lessor written notice at least one month prior to the date of termination of such monthly tenancy of its intention to terminate such tenancy.

ARTICLE 18

ENTRY BY LESSOR

Lessor may enter the Premises at reasonable hours to (a) inspect the same, (b) exhibit the same to prospective lenders, purchasers or tenants, (c) determine whether Lessee is complying with all its obligations hereunder, (d) supply janitor services and any other service to be provided by Lessor to Lessee hereunder, (e) post notices of nonresponsibility, and (f) make repairs required of Lessor under the terms hereof or repairs to any adjoining space or utility services, or make repairs, alterations or additions to any other portion of the Building, provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Lessee as reasonably possible.

ARTICLE 19

DEFAULT

19.1    Events of Default. If (a) Lessee shall fail to pay any rent or other sum payable hereunder for a period of 10 days after written notice by Lessor, or (b) Lessee shall fail to observe, keep or perform any of the other terms, covenants, agreements or conditions contained herein or in the rules and regulations described hereinabove and on the part of Lessee to be observed or performed for a period of 45 days after written notice by Lessor, or (c) Lessee shall become bankrupt or insolvent, or make a transfer in fraud of creditors, or make an assignment for the benefit of creditors, or take or have taken against Lessee any proceedings of any kind under any provision of the Federal Bankruptcy Act or under any other insolvency, bankruptcy or reorganization act, or (d) a receiver is appointed for a substantial part of the assets of Lessee and not removed within 90 days after appointment, or (e) Lessee shall abandon the Premises, or (f) this lease or any estate of Lessee here-under shall be levied upon under any attachment or execution and such levy be not released or satisfied within 90 days there-after, any such event shall be considered a default by Lessee, and, in any of said events, Lessor, besides other rights and remedies it may have, shall have the immediate right of re-entry and may remove all persons and property from the Premises. In the event that the default specified in the notice provided for in clause (b) of the preceding sentence is of such a type that it cannot be cured or corrected within said 45-day period, then Lessee shall not be in default hereunder if it shall commence the correction of such default so specified within said 45-day period and diligently prosecute the same to completion.

19.2    Abandonment – Personal Property. If Lessor’s right of re-entry is exercised following abandonment of the Premises by Lessee, then Lessor may consider any personal property belonging to Lessee and left on the Premises to also have been abandoned, in which case Lessor may dispose of all such personal property in any manner Lessor shall deem proper and is hereby relieved of all liability for doing so.

19.3    Remedies. If Lessee breaches this lease and abandons the Premises before the end of the original or any extended term of this lease, or if Lessee’s right to possession is terminated by Lessor because of a breach of this lease, then in either such case, Lessor may recover from Lessee all damages suffered by Lessor as the result of Lessee’s failure to perform its obligations hereunder, including, but not restricted to, the worth at the time of the award (computed in accordance with paragraph (3) of Subdivision (a) of Section 1951.2 of the California Civil Code) of the amount by which the rent then unpaid hereunder for the balance of the term of this lease, exceeds the amount of such rental loss for the same period which Lessee proves could be reasonably avoided by Lessor, and in such case, Lessor, prior to the award, may relet the Premises for the purpose of mitigating damages suffered by Lessor because of Lessee’s failure to perform its obligations hereunder; provided, however, that even though Lessee has abandoned the Premises following such breach, this lease shall nevertheless continue in full force and effect for as long as Lessor does not terminate Lessee’s right of possession, and until such termination, Lessor may enforce all its rights and remedies under this lease, including the right to recover the rent from Lessee as it becomes due hereunder.

ARTICLE 20

LESSOR’S RIGHT TO PERFORM LESSEE’S OBLIGATIONS

All covenants and agreements to be performed by Lessee under any of the terms of this lease shall be at its sole cost and expense and except as otherwise specifically provided herein without any abatement of rent. If Lessee shall fail to pay any sum of money, other than rent, required to be paid by it here-under or shall fail to perform any other act on its part to be performed hereunder and such failure shall continue for 30 days after notice thereof by Lessor, Lessor may, but shall not be obligated so to do, and without waiving or releasing Lessee from any obligations of Lessee, make any such payment or perform any such other act on Lessee’s part to be made or performed as in this lease provided. All sums so paid by Lessor and all necessary incidental costs shall be deemed additional rent hereunder and shall be payable to Lessor on demand together with interest at 10% per annum, and Lessor shall have (in addition to any other right or remedy of Lessor) the same rights and remedies in the event of nonpayment thereof by Lessee as in the case of default by Lessee in the payment of rent.

ARTICLE 21

DESTRUCTION OR DAMAGE

21.1    Partial Destruction. If a portion of the Premises or a portion of the Building necessary for ingress to and egress from the Premises is damaged by fire, earthquake, act of God, the elements or other casualty, Lessor shall diligently undertake to repair the same and shall complete such repairs within two years, subject to Unavoidable Delays. To the extent permitted by law, Lessor shall restore the Premises in accordance with Approved Plans and Specifications to the condition in which it existed prior to such casualty; provided, however, that if Lessor wishes to depart materially from Approved Plans and Specifications in restoring the Premises, it may do so only if it submits complete descriptive information, plans and specifications detailing material changes in the Approved Plans and Specifications and such changes are approved by Lessee in accordance with the procedure established by paragraph 3.2 hereof. Subject to the provisions of paragraphs 21.3 and 21.4, this lease shall remain in full force and effect except that an equitable reduction in rent shall be allowed Lessee for such part of the Premises as shall be rendered practicably unusable by Lessee in the conduct of its business during the time such part is so unusable. Lessee waives the provisions of California Civil Code sections 1932(2) and 1933(4) with respect to destruction of the Premises.

21.2    Repair of Lessee’s Property. Notwithstanding the foregoing, Lessor shall have no obligation to repair or restore any of Lessee’s Property and, to the extent permitted by law, Lessee shall cause Lessee’s Property to be repaired and restored, provided that Lessee shall have the right (subject to the provisions of Article 8) to make such changes, deletions, alterations as it may deem fit in the repair and restoration of Lessee’s Property. Lessor shall cooperate with Lessee in the repair and restoration of Lessee’s Property.

21.3    Repair More Than Two Years. If the Building is destroyed or the Premises so substantially damaged by fire or other casualty that repairs cannot be made within two years, either party hereto may, by written notice to the other given within 90 days of such casualty terminate this lease as of the date of such fire or other casualty, except that Lessor shall not have such right if at the time of such fire or other casualty there are any remaining Embarcadero Center Obligations. If Lessor or Lessee terminates this lease under this paragraph 21.3 or paragraph 21.4 then Lessee may terminate any other of its leases in Levi’s Plaza (except the Building E Lease, as defined in the Construction, Operation and Leasing Agreement) on 180 days’ notice given within fifteen months from the termination of this lease. If Lessor fails for any reason including Unavoidable Delays to complete the repairs within 36 months of the occurrence of the casualty then Lessee may terminate this lease and any other of its leases in Levi’s Plaza (except the Building E Lease, as defined in the Construction, Operation and Leasing Agreement) upon 180 days’ prior notice given within twelve months after the expiration of such 36 month period.

21.4    Damage During Final Five Years. If the Building is destroyed or damaged during the last five years of the term of this lease or of any extension thereof to the extent of 33.33% or more of the then replacement value of the Building then either party may terminate this lease as of the date of such damage or destruction by giving written notice to the other within 60 days after such casualty of its election so to do, unless within such 60 days Lessee shall give notice of its intention to extend the term in accordance with the provisions of this lease in which case the lease shall not be terminated although notice of termination has previously been given by Lessor.

ARTICLE 22

EMINENT DOMAIN

(a)    If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain, this lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, Lessee shall have the right to terminate this lease as to the balance of the Premises by written notice to the other within 30 days after such date, provided, however, that a condition to the exercise by Lessee of such right to terminate shall be that the portion of the Premises taken shall in Lessee’s reasonable judgment be of such extent and nature as to substantially handicap, impede or impair Lessee’s use of the balance of the Premises. In the event of any partial taking, Lessor shall restore the Premises and the Building and shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith except that Lessee shall be entitled to the entire amount of the award with respect to the appropriation of Lessee’s Furniture and Fixtures and shall further be entitled to an amount equal to the unamortized cost (determined in accordance with generally accepted accounting principles consistently applied) of Lessee’s Leasehold Improvements less costs of restoration. Lessee shall have no claim against Lessor for the value of any unexpired term of this lease. In the event of a partial taking of the Premises which does not result in a termination of this lease, the monthly rent there-after to be paid shall be equitably reduced.

(b)    If all or any portion of the Premises shall be taken by the exercise of the right of eminent domain for governmental occupancy for a limited period, this lease shall not terminate and Lessee shall continue to perform and observe all of its obligations hereunder as though such taking had not occurred except only to the extent that it may be prevented from so doing by reason of such taking. Lessee, however, shall in no event be excused from the payment of rental and all other sums and charges required to be paid by Lessee under this lease. In the event of such a taking as in this section referred to, Lessee shall be entitled to receive the entire amount of any award made for such taking (whether paid by way of damages, rent or otherwise) and Lessor hereby assigns such award to Lessee unless the period of governmental occupancy extends beyond the termination of the then existing term of this lease, in which case the award shall be apportioned between Lessor and Lessee as of the date of such termination and, in such apportionment, Lessor shall receive the full amount, if any, of any portion of said award which represents the cost of restoration at the termination of any such governmental occupancy. Lessee covenants that at the termination of any such governmental occupancy it will, at its sole cost and expense, restore the Premises as nearly as may be reasonably possible to the condition in which the same was prior to such taking, but Lessee shall not be required to do such restoration work if on or prior to the date of such termination of governmental occupancy the term of this lease shall have terminated or if such date of termination of governmental occupancy shall occur less than five (5) years prior to the termination of the term of this lease, in which event Lessee shall be entitled to the proceeds of the award except for any part thereof representing the cost of restoration, which latter part shall belong to Lessor.

ARTICLE 23

ATTORNEYS’ FEES

In the event of any action or proceeding brought by either party against the other under this lease, the prevailing party shall be entitled to recover for the fees of its attorneys in such action or proceeding such amount as the court may adjudge reasonable.

ARTICLE 24

SURRENDER OF PREMISES

The voluntary or other surrender of this lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subleases or subtenancies, or may, at the option of Lessor, operate as an assignment to Lessor of any or all such subleases or subtenancies.

ARTICLE 25

WAIVER

The waiver by Lessor or Lessee of any term, covenant, agreement or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms of this lease be construed to waive or to lessen the right of Lessor or Lessee to insist upon the performance by Lessee or Lessor in strict accordance with said terms. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant, agreement or condition of this lease, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent.

ARTICLE 26

NOTICES

All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given when either delivered personally or when actually delivered by U.S. mail or otherwise to the following addresses and addressed as follows:

To Lessor:	Blue Jeans Equities West 411 Borel Avenue – Suite 600 San Mateo, California 94402

To Lessee:	Levi Strauss & Co. Two Embarcadero Center San Francisco, California 94106 Attention: Peter T. Jones General Counsel

The address to which any notice, demand or other writing may be given or made or sent to either party may be changed upon written notice given by such party as above provided. If the U.S. mails are used to send a notice such notice shall be sent by registered or certified mail return receipt requested.

ARTICLE 27

COMPLIANCE WITH LEGAL REQUIREMENTS

Lessee shall at its sole cost and expense promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, with any direction or occupancy certificate issued pursuant to any law by any public officer or officers, as well as the provisions of all recorded documents affecting the Premises on the date of execution hereof, insofar as any are required by reason of the use or occupancy of the Premises by Lessee.

ARTICLE 28

NO LIGHT AND AIR EASEMENT

Any diminution or shutting off of light or air by any structure which may be erected on lands adjacent to the Premises shall in no way affect this lease or impose any liability on Lessor except buildings constructed by Lessor within Levi’s Plaza not in accordance with plans for the development of Levi’s Plaza approved by Lessee.

ARTICLE 29

MISCELLANEOUS

29.1    The words “Lessor” and “Lessee” as used hereunder shall include the plural as well as the singular. Words used in the masculine gender include the feminine and neuter.

29.2    The paragraph headings of this lease are not a part of this lease and shall have no effect upon the construction or interpretation of any part hereof.

29.3    Time is of the essence of this lease and each and all of its provisions.

29.4    Submission of this instrument for examination or signature by Lessee does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Lessor and Lessee.

29.5    The terms, covenants, agreements and conditions herein contained, shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

29.6    All rent payable by Lessee to Lessor hereunder, if not paid within 10 days of its due date, shall bear interest from the due date until paid at the rate of 10% per annum. All amounts of money other than rent, payable by Lessee to Lessor hereunder, if not paid when due and within 30 days after written demand therefor, shall bear interest from the due date until paid at the rate of 10% per annum.

29.7    This lease shall be governed by and construed pursuant to the laws of the State of California.

29.8    The language in all parts of this lease shall in all cases be construed as a whole according to its fair meaning and not strictly for nor against either Lessor or Lessee.

29.9    The terms, covenants, agreements and conditions contained in this lease shall become effective upon execution and delivery of this lease by the parties hereto.

29.10    If Lessee shall use or permit the use of the Premises, or any part thereof, for any purpose, or do any act, or permit any act to be done, on the Premises (whether or not permitted by the provisions of this lease or the Rules and Regulations annexed hereto), which shall result in an increase in the existing rate of any insurance upon the Building, Lessee, upon written demand by Lessor, shall promptly pay the amount of such increase and shall continue to pay the same so long as such increase shall remain in effect.

29.11    This lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

29.12    Wherever in this lease the Lessor’s or the Lessee’s approval or consent is required such approval or consent must be in writing and executed by a person having express authority to grant such approval or consent.

29.13    Lessee shall, at any time during the term of this lease, upon not less than 30 days prior written notice-from Lessor, execute and deliver to Lessor a statement in writing certifying that this lease is unmodified and in full force and effect (or if modified, stating the nature of such modification) and the date to which rent or other charges are paid in advance, if any, and acknowledging that there are not to Lessee’s knowledge any uncured defaults on the part of Lessor hereunder, or specifying such defaults if they are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

29.14    In the event of any act or omission by the Lessor after the commencement of the term hereof which would give the Lessee the right to terminate this lease or to claim a partial or total eviction, the Lessee shall not exercise any such right (a) until it shall have given written notice, by registered or certified mail, of such act or omission to the holder of any mortgage whose name and address shall have been furnished to the Lessee in writing, at the last address so furnished, and (b) until the time period herein specified for performance by Lessor, or if none is specified a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice; provided that following the giving of such notice, the Lessor or said holder shall, with reasonable diligence, have commenced and continued to remedy such act or omission or to cause the same to be remedied.

ARTICLE 30

QUIET ENJOYMENT

Provided Lessee has performed all of the terms, covenants, agreements and conditions of this lease, including the payment of rent, Lessee shall peaceably and quietly hold and enjoy the Premises for the original term and, if applicable, extended terms herein described, subject to the terms and conditions of this lease.

ARTICLE 31

PARKING AND STORAGE

31.1    Parking. Lessor hereby grants to Lessee an option at any time or times during the term hereof to use parking stalls on a monthly rental basis for parking within the parking areas provided in the Building. Rent shall be payable therefor at the lowest rate then charged (except van pool rates) in other parking space within Levi’s Plaza including Block F. (Lessee’s car pool vans shall be entitled to any special van rate.) Such option may be exercised by Lessee by notice to Lessor in writing designating the number of stalls desired, and the parking stalls shall be made available to Lessee as soon as possible thereafter. Lessee may select all of parking stalls within the Building subject to Lessor’s obligation under that certain Agreement and Notice of Special Restriction under the Tanning Code (the “Ice House Agreement”), recorded in Book B 23 at page 325 on November 2, 1973, Official Records of the City and County of San Francisco, and subject further to Lessor’s right to provide up to 20 spaces in the Building to tenants of Building C. Lessor shall use its best efforts to fulfill the obligation expressed in the Ice House Agreement by making spaces available thereunder in the Parking Structure (as defined in the Construction, Operation and Leasing Agreement) or otherwise relieve the Building from the effect of the Ice House Agreement. If and to the extent that the spaces are taken by the Ice House Agreement Lessor shall provide such spaces in the Parking Structure or if the Parking Structure is not complete then in locations satisfactory to Lessee.

31.2    Storage. The storage areas within the Building may be leased by Lessee from time to time for a monthly rental, payable in advance, of $0.50 per square foot, subject to adjustments to reflect changes in the Consumer Price Index after the Occupancy Date, as hereinbelow provided. Such storage space shall be let for terms of not less than three years nor more than 10 years. Lessee shall have options to renew for periods through the expiration of this lease. The rental herein specified shall be adjusted every three years to reflect 50% of the percentage changes in the revised Consumer Price Index for Urban Wage Earners and Clerical Workers (all items San Francisco-Oakland Metropolitan Area) over the level of the index on the Occupancy Date provided such rent shall not be less than $0.50 per foot nor greater than the rent for similar space then being offered to other tenants within Levi’s Plaza. A floor plan of the basement identifying storage areas dated May 30, 1979 has been initialed by the parties.

ARTICLE 32

ARBITRATION

Should any dispute arise between Lessor and Lessee under the provisions of Articles 3, 5, 8, 9, 11.3, 14, 15, 16, 21, 22, or 31 of this lease (but not otherwise), such dispute shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association, or its successor, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The party desiring such arbitration shall give written notice to that effect to the other party, specifying the dispute to be arbitrated, and the matter shall thereupon be submitted for settlement to the American Arbitration Association in accordance with its procedural rules then pertaining. The costs of arbitration shall be divided equally among the parties. The provisions of this paragraph are specifically inapplicable to the arbitration of the “Market Rent” under paragraph 5.2.

ARTICLE 33

EXHIBITS

The following exhibits, namely, Exhibits A, A-1, A-2, A-3, B, C, C-1, D, and E, are attached to this lease and by this reference made a part hereof to wit:

Exhibit

A	Land Description

A-1	Title Exceptions

A-2	Plat of Levi’s Plaza

A-3	Description of Levi’s Plaza

B	Standard Work Letter

C	Base Rent Computations

C-1	Maximum Escalation Computations

D	Janitorial Services

E	Rules and Regulations

IN WITNESS WHEREOF, the parties hereto have executed this lease dated as aforesaid.

BLUE JEANS EQUITIES WEST,

By	EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, Its general partner

By:
Its

By:	/s/ Jim S. Joseph
JIM S. JOSEPH,
Its general partner

By:	/s/ Gerson Bakar
GERSON BAKAR,
Its general partner

By:	/s/ Alfred S. Wilsey
ALFRED S. WILSEY,
Its general partner

LEVI STRAUSS & CO.

By:	/s/ Walter Haas, Jr.
Its

By:	/s/ George Daly
Its

BUILDING A

LEGAL DESCRIPTION

LOT 7 AS SHOWN ON PARCEL MAP OF BLOCK ‘A’, LEVI’S PLAZA, RECORDED APRIL 20, 1979 IN BOOK 10 OF PARCEL MAPS AT PAGE 49, RECORDS OF CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA.

EXHIBIT A

1.	(Affects portion of Parcel 9, but exact location of said easement not determinable.)

A 5 foot easement for ingress and egress and for sewer purposes as created by Agreement dated April 24, 1941, by and between Merchants Ice and Storage Company, a corporation, and Alexander Harr and Louise Horr, his wife, recorded June 16, 1941, Look 3762, page 250, Official Records, disclosed by instrument recorded May 11, 1978, book 0568, page 15, Series A102696, Official Records.

2.	(Affects Assessor’s Lot 2, Block 102)

Order No. 89,330 of the Department of Public Works of the City and of San Francisco, condemning improvements on the property or a portion thereof, designated as Lot 2, Block 108, 60 Union Street, recorded November 2, 1071, Book 8573, page 963, Series No. 27562, Official Records.

Action to abate public nuisance, Case Po. 637780, Superior Court, San Francisco County, California, City and County of San Francisco, a municipal corporation, Plaintiff, vs., The Travelers Insurance Company, Defendants, notice of which was recorded March 21, 1975, Book 8989, page 178, Series No. X56854, Official Records.

Stipulated Injuction and Interlocutory Judgment recorded January 20, Book C115, page 893, Series No. Y53712, Official Records.

3.	(Affects Parcels 1, 7, 8 and 9)

Agreement and Notice of Special Restriction under The City Planning Code, by The Travelers Insurance Company, a Connecticut corporation and Century Properties Equity Partnership 72 and R.G. Andersen, Trustees D.B.A. Century 21 and Andersen Associates, a Joint Venture, relating to the use of said land for the Parking of Automobiles, dated October 24, 1973, recorded November 2, 1973, Book 8823, page 325, Series W29498, Official Records.

4.	UNRECORDED LEASES, on the conditions and provisions contained therein, for of the following tenants as disclosed by an inspection of said land off-record information:

Robert J. Rice, dba Robert J. Rice Enterprises

Granat-Yamanishi

BJW Associates

5.	Rights or claims of parties in possession and not shown of record.

6.	(Affects Assessor’s Lot 3, Block 108)

An overhang along the western boundary of the land described herein s disclosed by that certain survey by Dan Coleman Associates dated 3/10/68, Job No. 528210.

7.	(Affects Assessor’s Lot 4, Block 108)

Overhangs along the westerly and northerly boundaries of the land ascribed herein as disclosed by that certain survey by Dan Coleman Associates dated 10/10/68, Job No. 528210.

8.	(Affects Assessor’s Lot 4, Block 108)

Encroachments along the westerly and southerly boundaries of the land ascribed herein as disclosed by that certain survey by Dan Coleman Associates dated 10/10/68, Job No. 523210.

EXHIBIT A-1

9.	(Affects Assessor’s Lot 18, Block 108)

Overhang along the northerly boundary of the land described herein s disclosed by that certain survey by Dan Coleman Associates dated 3/10/68, Job No. 528210.

10.	(Affects Assessor’s Lot 2, Block 85)

Encroachment of a roof overhang from the adjoining property over the southwesterly portion of the land described herein as disclosed by that certain survey by Dan Coleman Associates dated 10/10/68, Job No. .7.8210.

11.	(Affects Assessor’s Lots 1 & 2, Block 85)

Overhangs along the easterly boundary of the land described herein as disclosed by that certain survey by Dan Coleman Associates dated -)/10/68, Job No. 528210.

12.	Affects Assessor’s Lots 5 & 6, Block 107)

Overhangs along the southerly and easterly boundaries of the land described herein as disclosed by that certain survey by Dan Coleman Associates dated 10/10/68, Job No. 528210.

13.	LACK OF RIGHTS OF VEHICULAR ACCESS to and from the street; said rights having been released and relinquished by deed:

To:	City and Country of San Francisco, a municipal corporation
From:	Travelers Insurance Company
Dated:	February 6, 1979
Recorded, Official Records: March 16, 1979
Series No.:	B031553
Affects:	1.	All of Filbert Street from the easterly line of Sansome Street to the westerly line of Battery Street.
	2.	All of Filbert Street from the easterly line of Battery Street to the generally westerly line of the Embarcadero.
	3.	All of Greenwich Street from the easterly line of Battery Street to the generally westerly line of the Embarcadero.

EXHIBIT A-2

CHESTNUT
G
MONTGOMERY
SANSOME
LOMBARD
Seawall Lot 319
GREENWICH
E
B
D
A
C
UNION
UNION
KEARNY
TELEGRAPH
SANSOME
BATTERY
FRONT
Seawall Lot 320

* Only certain air space above Block F is included.

Site Plan

Levi's Plaza

0
100
200
400
Scale
Feet

NORTH

EXHIBIT A-3

PARCEL 1:

LOTS 5,6 and 7 as shown on the Map entitled, “PARCEL MAP OF BLOCK ‘B’, LEVI’S PLAZA, SAN FRANCISCO, CALIFORNIA, BEING A SUBDIVISION OF REAL PROPERTY ON A PORTION FIFTY VARA BLOCK NO. 27, ALSO BEING: ASSESSOR’S BLOCK 84”, recorded April 20, 1979 in the office of the Recorder of the City and County of San Francisco, State of California, in Book 10 of Parcel Maps at page 50.    (Block B)

PARCEL 4: Certain space above the following described real property:

BEGINNING at the point of intersection of the northerly line of Greenwich and the westerly line of Sansome Street; running thence northerly along the westerly line of Sansome Street 68 feet and 9 inches; thence at a right westerly 91 feet and 8 inches; thence at a right angle southerly 68 feet and 9 inches to the northerly line of Greenwich Street; thence at a right angle y along said line of Greenwich Street 91 feet and 8 inches to the point of Beginning.

BEING a portion of 50 Vara Block No. 42.    (Portion of Block F)

PARCEL 5: Certain space above the following described real property:

BEGINNING at the point of intersection of the former southerly line of Street and the easterly line of Montgomery Street; running thence easterly along said southerly line of Lombard Street 412 feet and 6 inches to the westerly line of Sansome Street; thence at a right angle southerly along said line of Sansome Street 206 feet and 3 inches; thence at a right westerly 91 feet and 8 inches; thence at a right angle southerly 68 feet and 9 inches to the northerly line of Greenwich Street; thence at a right angle westerly along said line of Greenwich Street 320 feet and 10 inches to the easterly line of Montgomery Street; thence at a right angle northerly along said line of Montgomery Street 275 feet to the point of beginning.

BEING a part of 50 Vara Block No. 42.    (Portion of Block F)

PARCEL 6:

BEGINNING at the point of intersection of the southerly line of Greenwich Street with the easterly line of Battery Street 102 feet and 8 inches to the southwesterly line of the Embarcadero, so-called; thence southeasterly along the southwesterly line of the Embarcadero 306 feet and 11-5/8 inches to the northerly line of Filbert Street; thence westerly along said northerly line of Filbert Street 238 feet and 1 inch to the easterly line of Battery Street; thence at a right angle northerly along said easterly line of Battery Street 275 feet to the point of beginning.

BEING a portion of 50 Vara Block No. 13.    (Block D)

PARCEL 7:

Beginning at the point of intersection of the easterly line of Battery Street and the northerly line of Union Street; running thence easterly and along said line of Union Street 275 feet and 0-1/2 inches to the westerly lone of Front Street; thence at a right angle northerly and along said line of Front Street 275 feet to the southerly line of Filbert Street; thence at angle westerly and along said line of Filbert Street 275 feet 0-1/2 inches to the easterly line of Battery Street; thence at a right angle southerly and along said line of Battery Street 275 feet to the point of beginning.

Being 50 Vara Block No. 14.    (Block C)

EXHIBIT A-4

PARCEL 8:

LOTS 7 and 8 as shown on the Map entitled, “PARCEL MAP OF BLOCK ‘A’, LEVI’S PLAZA, SAN FRANCISCO, CALIFORNIA, BEING A SUBDIVISION OF REAL PROPERTY ON A PORTION FIFTY VARA BLOCK NO. 28, ALSO BEING ASSESSOR’S BLOCK 107”, recorded April 20, 1979 in the office of the Recorder of the City and County of San Francisco, State of California, in book 10 of Parcel Maps at page 49.    (Block A)

PARCEL 9:

Beginning at a point on the westerly line of Sansome Street, distant thereon 82 feet and 6 inches northerly from the northerly line of Filbert Street; running thence northerly and along said line of Sansome Street 193 feet and 1 inches to the southerly line of Greenwich Street; thence at a right angle westerly and along said line of Greenwich Street 137 feet and 6 inches; thence at a right angle southerly 137 feet and 6 inches; thence at a right angle easterly 50 feet; thence at a right angle southerly 55 feet and 7 inches; thence at a right angle easterly 87 feet and 6 inches to the westerly line of Sansome Street and the point of beginning.

Being a portion of 50 Vara Block No. 43.    (Block E)

Standard Work Letter

Exhibit B

I.	STANDARD LEASEHOLD IMPROVEMENTS

Lessor agrees to install and pay for the following standard leasehold improvements in the Building:

(a)

PARTITIONS. One lineal foot of 9’-0” high Lessor’s standard drywall partition for each 15 square feet of Net Usable Square Feet as shown on final space plans furnished by Lessee. Partitions shall consist of 2-1/2” metal studs with 5/8” gypsum board.

(b)

DOORS. One Lessor’s standard full height, solid core hardwood veneered door with latchset for each 350 square feet of Net Usable Square Feet. One lockset and closer will be substituted for latchset on entrance doors adjacent to elevator lobby on individual floors. Entrance doors shall be 1-3/4” thick solid core wood with walnut veneer. Hardware for entrance doors shall consist of three butt hinges, one lever type lockset and one closer. Finish and lockset shall be bronze 10B. Finish for the closer shall be paint. Interior doors shall be 1-3/4” thick solid core wood with walnut veneer. Hardware for interior doors shall consist of three butt hinges and one cylindrical type latchset. Hardware finish shall be bronze 10B.

(c)	WALL FINISHES. Two coats of paint in colors selected by Lessee from assortment of Lessor’s standard colors. Paint shall be latex type.

(d)

AIR CONDITIONING. Duct Work, supply and return grilles and thermostats to provide air conditioning to suit normal general office space occupancy. The air conditioning system shall be designed to maintain space conditions at 72 degrees F, in the summer, and 70 degrees F, in the winter, or as regulated by the Federal Energy Commission and/or any other regulatory agency having jurisdiction. Office floors shall be served by a central outside air system providing approximately 15 CFM of fresh air per person.

Individual office floors shall be low pressure variable air volume duct systems with hot water terminal reheat for the perimeter spaces with one zone for each 1200 s.f. of leased area. No zone shall serve an area greater than 2000 s.f. or 3000 CFM, whichever comes first.

Air distribution shall be through ceiling supply diffusers with return through ceiling registers and/or light troffers.

(e)

LIGHTING. One Lessor’s standard fluorescent light fixture (3-tube, recessed, 2’ x 4’) for each 65 square feet of Net Usable Square Feet, Fixture is recessed type with return air slot and extruded aluminum hinged door frames.

Fixture has 3-40 watt rapid start lamps in which the middle lamp is wired and switched and the two outermost lamps are wired and switched together. Lens is virgin acrylic prismatic.

(f)

CEILING. Lessor’s standard ceiling. Acoustical panels shall be of mineral composition and fine fissured pattern. Sizes shall be 12” x 24” x 3/4” (scored at 12”) with kerfed edge and factory applied white finish having a light reflective over 75% (concealed spline installation).

(g)

WINDOW COVERING. Lessor’s standard drapery window covering on all exterior windows. Window covering shall be a fabric with a content of 70% Verel, 25% Viscose Rayon, and 5% Nylon. Fabric weight is 12.4 oz. per lineal yard (51” width). Shading coefficient is .45 or better.

(h)

FLOOR COVERING. Lessor’s standard vinyl asbestos tile, or a credit to Lessee for areas in which carpet is installed in lieu of tile. Tile is 12” x 12” thru grain with vinyl composite 1/8” thick with marbleized pattern.

(i)

ELECTRICAL AND TELEPHONE OUTLETS. One standard duplex electrical convenience floor outlet installed in raceway of underfloor duct system for each 150 square feet of Net Usable Square Feet. Outlets installed prior to placement of concrete shall be flush floor outlets with caps. If installed after concrete floor is poured, outlet fitting shall be die cast aluminum with brushed satin finish. Base dimensions shall be 4-1/2” x 4-1/2” maximum for service of either telephone or electrical. Fittings for telephone and electrical combination shall have maximum base dimensions of 10-1/2” x 4-1/2”. All fittings shall have a maximum height of 3”.

All materials and equipment will be new and of recent manufacture, and all work will be consistent with the best practices and standards in the building construction industry.

Finish work shall be firm, well anchored, in true alignment, plumb, level, with smooth, clean uniform appearance without waves, distortions, holes, marks, cracks, stains, or discoloration. Jointings shall be close fitting, neat, well scribed.

Finish work shall have no exposed unsightly anchors or fastenings and shall not present hazardous, unsafe or unfinished protrusions, offsets, burrs, raw edges, or sharp corners. All work shall have provision for expansion, contraction and shrinkage as necessary to pre-vent cracks, buckling and warping.

All work will comply with local codes and be of finish quality, consistent with the best practices and standards in the construction industry.

Quantities of the above standard leasehold improvements which are required to meet the needs of Lessee’s plans, and which exceed the described allowances, will be installed by Lessor’s contractor, at the expense of the Lessee. Cost credits will be available to Lessee for the substitution of certain standard Lessee’s Leasehold Improvements with Lessee’s choice of the same kind of improvements, but of a different specification. The improvements for which cost credits will be provided are as follows:

(a)        Partitions

(b)        Doors

(c)        Wall Finishes

(d)        Lighting

(e)        Ceiling

(f)        Floor Covering

(g)        Electrical/Telephone Outlets

The amount of the cost credit will be the cost to Lessor of the particular standard leasehold improvement. Specifications of substitutions by Lessee will be subject to the approval of Lessor, which approval shall not be unreasonably withheld.

EXHIBIT C

BASE AND PROVISIONAL RENT CALCULATIONS

PURSUANT TO PARAGRAPH 5.1

Assumption:

LSC occupies Levi Plaza on March 31, 1981. E-2 Operating Expense data for Embarcadero the year 1980 is not available until June 30, 1981 and each year thereafter the E-2 Operating Expense data is not available until June 30 of the subsequent year.

	12-31-79	12-31-80	12-31-81	12-31-82
(1) E-2 Operating Expense at EC-IIa/	$2,063,000	$2,120,000	$2,190,000	$2,250,000
(2) E-2 Tax Expense at EC-IIa/	617,000	630,000	640,000	650,000

For the purpose of determining the provisional rent pursuant to 5.1(c)(iv) and the Base.Rent as of January 1, 1982, the following calculation would be made:

A.	Example: Rent payable as of March 31, 1981 – Provisional rent based on December 31, 1979 data:

Per (1) above, E-2 Operating Expenses as of December 31, 1979	$2,063,000
Less:E-2 Operating Expense base – 1976 – 5.1(c)(i)	1,893,583	b/

5.1(c)(iv)(aa)(x)	$169,417		$169,417
Per (2) above, E-2 Tax Expense as of December 31, 1979	$617,000
Less: E-2 Tax Expense base – 1979 – 5.1(c)(ii)	617,000	c/

5.1(c)(iv)(aa)(y)	-0-		-0-

5.1(c)(iv)(aa)			$169,417

5.1(c)(iv)(bb) – Levi’s percentage share of direct expenses:
39.01%d/ x $169,417	=		$66,090
5.1(c)(iv)(cc) – $ 66,090	=		$.2607
253,527 s.f.	=
5.1(c)(iv)(dd) – Usable Square Feet Conversion Factor
1.16583 x $.2607			$.3039
Add:			14.0500

Provisional rent as of March 31, 1981			$14.3539

1.

EXHIBIT C (cont.)

BASE AND PROVISIONAL RENT CALCULATIONS

PURSUANT TO PARAGRAPH 5.1

B.

Example:    On June 30, 1981 data for 1980 is received. The calculation for the adjusted provisional rent for the remainder of 1981 and the retroactive lump sum payment from March 31, 1981 to June 30, 1981 would be as follows, per 5.1(c)(v):

Per (1) above, E-2 Operating Expenses as of December 31, 1980	$2,120,000
Less: E-2 Operating Expense base – 1976 – 5.1(c)(i):	(1,893,583)

5.1(c)(iv)(aa)(x)	$226,417		$226,417
Per (2) above, E-2 Tax Expense as of December 31, 1980	$630,000
Less: E-2 Tax Expense base – 1979 – 5.1(c)(ii)	(617,000	)c/

5.1(c)(iv)(aa)(y)	$13,000		$13,000

5.1(c)(iv)(aa)			$239,417
5.1(c)(iv)(bb) 39.01% x $239,417	=		$93,397
5.1(c)(iv)(cc) $ 93,397	=		$.3684
253,527 s.f.
5.1(c)(iv)(dd) 1.16583 x $.3684	=		$.4295
Add:			14.0500

Adjusted provisional rent as of March 31, 1981 payable from July 1, 1981 to December 31, 1981:			$14.4795
Less: Initial computation of provisional rent			(14.3539)

Equals: Shortfall per s.f. per year			$.1256
Retroactive lump sum payment due from March 31, 1981 to June 30, 1981: $.1256 x 332,128 s.f.: x 3/12			$10,428.82

2.

EXHIBIT C (cont.)

BASE AND PROVISIONAL RENT CALCULATIONS

PURSUANT TO PARAGRAPH 5.1

C.

Example:    On June 30, 1982 data for 1981 is received. The calculation for the adjusted provisional rent for the remainder of 1982 and the retroactive lump sum payment from March 31, 1981 to June 30, 1982 would be as follows, per 5.1(c)(v):

Per (1) above, E-2 Operating Expenses as of December 31, 1981	$2,190,000
Less: E-2 Operating Expense base – 1976 – 5.1(c)(i):	(1,893,583)

5.1(c)(iv)(aa)(x)	$296,417		$296,417
Per (2) above, E-2 Tax Expense as of December 31, 1981	$640,000
Less: E-2 Tax Expense base – 1979 – 5.1(c)(ii)	617,000	c/

5.1(c)(iv)(aa)(y)	$23,000		$23,000

5.1(c)(iv)(aa)			$319,417
5.1(c)(iv)(bb) 39.01% x $319,417	=		$124,605
5.1(c)(iv)(cc) $124,605	=		$.4915
253,527 s.f.
5.1(c)(iv)(dd) 1.16583 x $.4915	=		$.5730
Add:			14.0500

Adjusted provisional rent as of March 31, 1981 payable from July 1, 1981 to December 31, 1982:			$14.6230
Less: Adjusted provisional rent computed under ‘B’ above			(14.4795)

Equals: Shortfall per s.f. per year			$.1435
Retroactive lump sum payment due from March 31, 1981 to June 30, 1981: $.1435 x 332,128 s.f.: x 15/12			$59,575.46

3.

EXHIBIT C (cont.)

BASE AND PROVISIONAL RENT CALCULATIONS

PURSUANT TO PARAGRAPH 5.1

D.

Example:    On June 30, 1983 data for 1982 is received. The calculation for the Base Rent for the remainder of 1983 and the retroactive lump sum payment from January 1, 1982 to June 30, 1983 would be as follows, per 5.1(c)(vi):

Per (1) above, E-2 Operating Expenses as of December 31, 1982	$2,250,000
Less: E-2 Operating Expense base – 1976 – 5.1(c)(i):	(1,893,583)

5.1(c)(iv)(aa)(x)	$356,417		$356,417
Per (2) above, E-2 Tax Expense as of December 31, 1982	$650,000
Less: E-2 Tax Expense base – 1979 – 5.1(c)(ii)	(617,000	)c/

5.1(c)(iv)(aa)(y)	$33,000		$33,000

5.1(c)(iv)(aa)			$389,417
5.1(c)(iv)(bb) 39.01% x $389,417	=		$151,912
5.1(c)(iv)(cc) $151,912	=		$.5992
253,527 s.f.
5.1(c)(iv)(dd) 1.16583 x $.5992	=		$.6986
Add:			14.0500

Base rent as of January 1, 1982 payable from June 30, 1983 to December 31, 1983:			$14.7486
Less: Adjusted provisional rent computed under ‘C’ above			(14.6230)

Equals: Shortfall per s.f. per year			$.1256
Retroactive lump sum payment due from January 1, 1982 to June 30, 1983: $.1256 x 332,128 s.f.: x 18/12			$62,572.92

4.

EXHIBIT C (cont.)

BASE AND PROVISIONAL RENT CALCULATIONS

PURSUANT TO PARAGRAPH 5.1

Footnotes:

a/	Per schedule currently entitled: Embarcadero Center

Levi Strauss Building-Office Tower

Schedule of Direct operating Expenses

Levi Strauss & Company

b/	Per “Schedule of Direct Operating Expenses – Levi Strauss & Company, 1976 and 1974 (Base Year)”

Adjusted Direct Costs
95%
Line: Total Adjusted Direct Costs	$2,982,997
Less Line: Real Estate & Personal Property Tax	(1,089,414)

5.1(c)(i)	$1,893,583

c/	Estimated Real Estate & Personal Property Tax for the year 1979:

	100%	$771,000
Allocable to Office Tower	80%	$617,000

d/	Levi’s percentage share of direct expenses as of December 31, 1976:

253,527 s.f.	=	39.01%
649,820

5.

EXHIBIT C-1

LIMITATION OF ESCALATION PURSUANT

TO PARAGRAPH 5.4.12

ASSUMPTIONS:

5.4.12(a)	E-2 Operating Expenses at EC II in 1982 (Levi’s Plaza’s base year )	$2,250,00
5.4.12(b)	E-2 Tax Expense at EC II in 1982 (Levi’s Plaza’s base year )	650,00

	E-2 Base Year Operating and Tax Expenses	$2,900,00

LSC rentable square feet used to determine lessee’s percentage share of direct expenses is .253,527 s.f. Rentable square feet is used for EC II and Levi’s Plaza for purposes of calculating the limitations per 5.4.12, whereas rentable square feet is to be converted to useable square feet for all other rent computations under the lease.

5.4.12(c)	EC II	BASE YEAR OPERATING EXPENSE AS IF LSC OCCUPIED SPACE
AT EC II AND ITS SHARE OF DIRECT EXPENSES WAS 39%

	Operating & Tax Expense		Increase from Base	39% Allocable to LSC Space
1982	$2,900,000		—	—

1983	3,000,000		$100,0000	$39,000
1984	3,080,000		180,000	70,200
1985	3,250,000		350,000	136,500
1986	3,300,000		400,000	156,000
1987	3,360,000		460,000	179,400
1988	3,410,000		510,000	198,900
1989	3,510,000		610,000	237,900
1990	3,590,000		690,000	269,100
1991	3,700,000		800,000	312,000
1992	3,800,000		900,000	351,000
1993	3,950,000		1,050,000	409,500
1/1/94 to 3/31/94	4,075,000	(annualized)	293,750	114,562	(25% of increase)

	$42,025,000		$6,343,750	$2,474,062

EXAMPLE:    PER 5.14.12

			$2,474,062 per 5.4.12(c) above
5.4.12(d)	$9.7586	=	253,527 s.f.

5.4.12(e)	$9.7586	x	341,281 rentable s.f. =$3,330,425

	Maximum escalation chargeable by Lessor at Levi’s Plaza from 1/1/83 to 3/31/94

EXHIBIT D

GENERAL OFFICE AND COMMON AREA CLEANING AND JANITORIAL SERVICES

5 DAYS PER WEEK –	Empty wastepaper baskets, trash containers, ash trays, and other receptacles.

Vacuum carpets and rugs, spot clean as required (tenant charge). Sweep and dust mop resilient and hard floors.

Wet mop spillage.

Dust and wipe clean office furniture, water fountains and coolers – empty waste water. Arrange office furniture.

Fingerprint clean entrance door glass and partition glass.

Clean restrooms, sanitize fixtures and floor surfaces. Refill restroom dispensers.

Sweep and dust stairwells and landings as required. Maintain janitor’s closets in an orderly manner.

Secure buildings upon completion of work.

Clean elevators – maintain tile flooring. Maintain carpeting – shampoo as required.

Dust counters,’-windowsills and file cabinets.

MONTHLY –

LOBBIES AND ENTRYWAYS	Wash interior and exterior first level glass at entry areas as required to maintain a first-class appearance.

Scrub and wax hard surface floors.

Spray-buff hard surface floors as required to maintain a first-class appearance.

SEMI-ANNUALLY WINDOWS	Wash interior windows and Atrium glass.

Wash exterior windows.

THREE TIMES A YEAR –	Wash exterior Atrium glass. Clean all partition glass.

ANNUALLY –

HIGH DUSTING	Dust high partitions, ledges, mouldings and ventilating grilles.

CARPETS –	Shampoo high traffic areas. Anti-stat if required.

EVERY THREE YEARS –

LIGHTING	Clean all building standard lighting fixtures.

EXHIBIT D-1

LIMITATION OF ESCALATION PURSUANT TO PARAGRAPH 5.4.12

(continued)

ASSUMPTION:

OPERATING AND TAX EXPENSE ESCALATIONS

FROM 1/1/83 to 3/31/94 AT LEVI’S’PLAZA

	Operating & Tax Expense		Actual Escalation Charged
1982	$1,550,000		–

1983	1,600,000		$50,000
1984	1,650,000		100,000
1985	1,710,000		160,000
1986	1,740,000		190,000
1987	1,780,000		230,000
1988	1,810,000		260,000
1989	1,850,000		300,000
1990	1,870,000		320,000
1991	1,900,000		350,000
1992	1,920,000		370,000
1993	2,020,000		470,000
1/1/94 to 3/31/94	2,040,000	(annualized)	122,500	(25% of increase)

	$21,890,000		$2,922,500

Thus, all amounts actually charged by Levi’s Plaza. are within the limitation. If the amount actually charged was $3,700,000 rather than $2,922,500, then $369,575 (3,700,000 – 3,330,425) would be a credit pro rated equally on the rent due for the balance of the initial term per 5.4.12(g).

2.

EXHIBIT E

Agreement of Lease

with

Dated:

RULES AND REGULATIONS

1.    Landlord shall have the right to control and operate the public portions of the Building and the Public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally. No tenant shall invite to the Demised Premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and facilities of the Building by other tenants.

2.    Landlord reserves the right to close and keep locked all entrance and exit doors of the Building outside of Normal Business Hours as Landlord may deem to be advisable for the protection of the property. All tenants, their employees, or other persons entering or leaving the building at any time when it is so locked may be required to sign the Building register when so doing, and the watchman in charge may refuse admit to the Building while it is so locked Tenant or any of Tenant’s employees, or any other person, without a pass previously arranged, or other satisfactory identification showing his right of access to the Building at such time. Landlord assumes no responsibility and shall not be liable for any damage resulting from any error in regard to any such pass or identification, or from the admission of any unauthorized person to the Building.

3.    Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the Rules and Regulations of the Building or in violation of any law, order, ordinance, or governmental regulation.

4.    The entries, corridors, stairways and elevators shall not obstructed by any Tenant, or used for any other purpose than ingress or egress to and from its respective offices. Tenant shall not bring into or keep within the Building any animal or vehicle without written consent of the Landlord.

5.    No tenant shall obtain or accept for use in the Demised Premises, ice, coffee service, catering, drinking water, barbering or bootblacking from any person not authorized by Landlord in writing to furnish such services.

6.    Freight, furniture, business equipment, merchandise and bulky matter of any description ordinarily shall be delivered to and removed from the Demised Premises only in the freight elevator and through the service entrances and corridors, but special arrangements will be made for moving large quantities or heavy items of furniture, equipment and supplies into or out of the Building.

7.    All entrance doors in the Demised Premises shall be left locked when the Demised Premises are not in use.

8.    Tenant shall not attach or permit to be attached additional locks or similar devices to any door, transom or window of the premises; change existing locks or the mechanism thereof; or make or permit to be made any keys for any door thereof other than those provided by Landlord. (If more than two keys for one lock are desired Landlord will provide them upon payment therefor by Tenant.)

9.    Canvassing, soliciting or peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

10.    Tenant shall not advertise the business, profession or activities of Tenant in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining thereto or use the name of the Building for any purpose other than that of the business address of Tenant.

11.    Except as provided in this Lease, no sign, placard, picture, name, advertisement or notice, visible from the exterior of any Lessee’s premises shall be inscribed, painted, affixed, or otherwise displayed by any Lessee on any part of the Building without the prior written consent of Lessor. If Lessor shall have given such consent at any time, such consent shall be deemed to relate only to the particular sign, placard, picture, name, advertisement or notice so consented to by Lessor and shall not be construed as dispensing with the necessity of obtaining specific written consent of Lessor with respect to each and every other sign, placard, picture, name, advertisement or notice. Lessor will adopt and furnish to Lessee general guidelines relating to signs on the office floors. Lessee agrees to conform to such guidelines, but may request approval of Lessor for modifications, which approval will not be unreasonably withheld. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of the Lessee by a person approved by Lessor, which approval will not be unreasonably withheld.

12.    The directory of the Building will be provided for the display of the name and location of Lessees, any Affiliate of any Lessee, as defined in the Lease, and a reasonable number of the principal officers and employees of such persons, and Lessor reserves the right to exclude any other names therefrom. Any additional name which Lessee shall desire to place upon said directory must first be approved by Lessor, and, if so approved, a charge will be made therefor.

13.    The drinking fountains, lavatories, water closets and urinals shall not be used for any purpose other than those for which they were installed.

14.    No awnings or other projections over or around the windows or entrances of the Demised Premises shall be installed by any tenant. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Premises without the prior written consent of the Landlord. Tenant shall not make any changes which will alter the Building’s appearance from the outside of the Building without prior written consent of the Lessor.

15.    Rooms or other areas used in common by tenants shall be subject to such regulations as are posted therein.

16.    Landlord is not responsible to any tenant for the non-observance or violation of the Rules and Regulations by any other tenant.

17.    Landlord reserves the right by written notice to Tenant, to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in Landlord’s judgment, it is necessary, desirable or proper for the best interest of the Building and its tenants. Waiver by Lessor shall not be construed as a waiver of such Rules and Regulations in favor of any other Lessee or Lessees, and shall not prevent Lessor from thereafter enforcing any such Rules and Regualations against any or all of the Lessees of the Building.

18.    The Tenant shall not exhibit, sell or offer for sale on the Premises or in the Building any article or thing except those articles and things essentially connected with the stated use of the Premises by the Tenant without the advance consent of the Landlord. Nor shall any Lessee carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from the premises for the service or accommodation of occupants of any other portion of the Building, nor shall the premises of any Lessee be used for manufacturing of any kind, or any business or activity other than that specifically provided for in such Lessee’s lease.

19.    The Tenant shall never use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence without the Landlord’s consent.

20.    The Tenant shall cooperate fully with the Landlord to assure the effective operation of the Building’s air conditioning system. If Tenant shall so use the Premises that noxious or objectionable fumes, vapors and odors exist beyond the extent to which they are discharged or eliminated by means of the flues and other devices contemplated by the various plans, specifications and leases, then Tenant shall, provide proper ventilating equipment for the discharge of such excess fumes, vapors and odors so that they shall not enter into the air conditioning system or be discharged into other vents or flues of the Building or annoy any of the tenants of the Building or adjacent properties. The design location and installation of such equipment shall be subject to Landlord’s approval.

21.    The Premises shall not be used for the storage of merchandise held for sale to the general public or for lodging. No cooking shall be done or permitted by the Lessee on the premises except in that area or those areas in which cooking and food preparation facilities are in-stalled and operated under, pursuant to, and in accordance with, all applicable Federal, State and City laws, codes, ordinances, rules and regulations. The operation of any food service facility by the Lessee or a concessionaire of the Lessee shall be restricted to use by employees of the tenant and any Affiliate thereof and their invited guests and shall not be available for use by the general public. Use by the Lessee of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted in areas other than those specifically designated for food service, provided that such use is in accordance with all applicable Federal, State and City laws, codes, ordinances, rules and regulations.

22.    All loading and unloading of merchandise, supplies, materials, garbage and refuse shall be made only through such entryways and elevators and at such times as the Landlord shall designate. In its use of .the loading areas in the basement, the Tenant shall not obstruct or permit the obstruction of said loading area and at no time shall park or allow its officers, agents or employees to park vehicles therein except for loading or unloading.

23.    There shall not be used or kept anywhere in the Building by any tenant or persons or firms visiting or transacting business with a tenant any hand trucks, or other vehicles of any kind except those equipped with rubber tires and side guards.

24.    The Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the Building employees or employees of contractors doing work or performing services by or on behalf of the Landlord.

25.    No Lessee shall employ any person, or persons other than the janitor of Lessor for the purpose of cleaning the premises, unless otherwise agreed to by Lessor in writing. Except with the written consent of Lessor, no person or persons other than those approved by Lessor shall be permitted to enter the Building for the purpose of cleaning the same. No Lessee shall cause any unnecessary labor by reason of such Lessee’s carelessness or indifference in the preservation of good order and cleanliness. Lessor shall in no way be responsible to any Lessee for any loss of property on the premises, or for any damage done to the furniture or other effects of any Lessee by the janitor or any other employee or any other person, except when such loss or damage is caused by the negligence or wilful act of Lessor, its agent or employee. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include beating of carpets or rugs or moving of furniture or other special services. Janitor service will not be furnished on nights when rooms are occupied after 9:30 P.M. unless, by agreement in writing, service is extended to a later hour for specifically designated rooms.

26.    No Lessee shall install any radio or television antenna, loud-speaker, or other device on the roof or exterior walls of the Building, without the prior written consent of Lessor.